Filed Pursuant to Rule No. 424(b)(5)
Registration No. 333-150431

PROSPECTUS SUPPLEMENT
(to prospectus dated May 7, 2008)

APOLLO GOLD CORPORATION

47,202,735 Common Shares

This prospectus supplement relates to the sale of up to 47,202,735 common shares of Apollo Gold Corporation issuable upon exercise of options and warrants to purchase common shares at prices ranging from Cdn$0.19 to Cdn$0.55 per share. We sometimes refer to these options and warrants in this prospectus supplement as the Replacement Options and the Replacement Warrants, respectively.  We anticipate that the Replacement Options and the Replacement Warrants will be issued in connection with our proposed business combination with Linear Gold Corp. pursuant to which it is expected that the businesses of Apollo Gold Corporation and Linear Gold Corp. would be combined by way of a court-approved plan of arrangement pursuant to the provisions of the Business Corporations Act (Alberta).  We sometimes refer to the proposed business combination transaction in this prospectus supplement as the Arrangement.  The consummation of the Arrangement is subject to a number of conditions precedent including, but not limited to, certain regulatory and judicial approvals and approval by the shareholders of Apollo Gold Corporation of the issuance of the common shares issuable upon exercise of the Replacement Options and the Replacement Warrants. The Replacement Options are expected to expire on the first anniversary of the date of completion of the Arrangement or June 25, 2011.  The Replacement Warrants will expire at various times through November 19, 2014.  If all Replacement Options and Replacement Warrants registered hereunder are exercised, we would receive gross proceeds of approximately Cdn$21 million (assuming that no holders of the Replacement Options and the Replacement Warrants exercise their securities on a cashless basis).

On March 31, 2010, Apollo Gold Corporation, 1526735 Alberta ULC, an unlimited liability company existing under the laws of the Province of Alberta and wholly owned by us, and Linear Gold Corp. entered into an arrangement agreement in respect of the Arrangement.  We sometimes refer to this agreement in this prospectus supplement as the Arrangement Agreement.  Pursuant to the terms the Arrangement Agreement, we agreed to register the issuance of the common shares issuable upon exercise of the Replacement Options and the Replacement Warrants.  This prospectus supplement is filed in connection with this registration obligation.

Our common shares are traded on the NYSE Amex under the symbol “AGT” and on the Toronto Stock Exchange under the symbol “APG.”  On June 23, 2010, the closing price for our common shares on the NYSE Amex exchange was $0.3175 per share and the closing price on the Toronto Stock Exchange was Cdn$0.345 per share.  We expect that following the consummation of the Arrangement and subject to the receipt of necessary shareholder approvals, Apollo Gold Corporation’s name will change to “Brigus Gold Corp.” and our common shares will trade on the NYSE Amex and the Toronto Stock Exchange under the symbol “BRD.” For a description of our common shares, see “Description of Common Shares” on page 25 of the related prospectus.

Subject to, among other things, the necessary shareholder approval, we expect to undertake a share consolidation immediately following the consummation of the Arrangement on the basis of one post-consolidation combined entity common share for every four of our common shares outstanding immediately prior to the share consolidation.  Unless otherwise expressly stated herein, all references to our common shares in this prospectus supplement are on a pre-consolidation basis.

Unless otherwise indicated, all references to “$” or “dollars” in this prospectus supplement refer to United States dollars.  References to “Cdn$” in this prospectus supplement refer to Canadian dollars.

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 5 of the related prospectus and on page S-11 of this prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved these securities, or determined if this prospectus supplement or the related prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The common shares registered pursuant to this prospectus supplement are issuable upon exercise from time to time of options and warrants issued in connection with our proposed business combination with Linear Gold Corp. We will pay the expenses of this offering.

The date of this prospectus supplement is June 24, 2010.

TABLE OF CONTENTS

Prospectus Supplement

Related Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the related prospectus.  See “Incorporation of Certain Documents by Reference” on page S-34 of this prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  Information on any of the websites maintained by us does not constitute a part of this prospectus supplement or the related prospectus.  You should assume that the information appearing in this prospectus supplement and the related prospectus or any documents incorporated by reference is accurate only as of their respective dates.  Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the related prospectus have been filed with the United States Securities and Exchange Commission, which we sometimes refer to in this prospectus supplement as the SEC, pursuant to a registration statement on Form S-3, which we sometimes refer to in this prospectus supplement as the Registration Statement.  This prospectus supplement, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC.  Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to the securities referenced herein and us.

REPORTING CURRENCY, FINANCIAL AND EXCHANGE RATE INFORMATION

We report in United States dollars. Accordingly, all references to “$,” “US$” or “dollars” in this prospectus supplement refer to United States dollars unless otherwise indicated. References to “Cdn$” or “Canadian dollars” are used to indicate Canadian dollar values.

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States, which we sometimes refer to in this prospectus supplement as U.S. GAAP.  We provide certain information reconciling our financial information with generally accepted accounting principles in Canada.  Differences between accounting principles generally accepted in Canada and those applied in the United States, as applicable to us, are discussed in note 23 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The noon rate of exchange on June 23, 2010 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was Cdn$1.00 equals $0.9630 and the conversion of United States dollars was $1.00 equals Cdn$1.0434.

NON-GAAP FINANCIAL MEASURES

In this prospectus supplement, the related prospectus or in the documents incorporated herein by reference, we use the terms “cash operating costs,” “total cash costs,” and “total production costs,” each of which are considered non-GAAP financial measures as defined in the SEC Regulation S-K Item 10 and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP. These terms are used by management to assess performance of individual operations and to compare our performance to other gold producers.

The term “cash operating costs” is used on a per ounce of gold basis. Cash operating costs per ounce is equivalent to direct operating cost as reflected in our consolidated statements of operations, less production royalty expenses and mining taxes but includes by-product credits for payable silver.

The term “total cash costs” is equivalent to cash operating costs plus production royalties and mining taxes.

The term “total production costs” is equivalent to total cash costs plus non-cash costs including depreciation and amortization.

These measures are not necessarily indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles in Canada and the United States and may not be comparable to similarly titled measures of other companies.  See Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 for a reconciliation of these non-GAAP measures to our consolidated statements of operations.

REPORTING REQUIREMENTS FOR DISCLOSURE OF MINERAL PROPERTIES

We report our reserves on two separate standards to meet the requirements for reporting in both Canada and the United States.  Accordingly, information in this prospectus supplement, related prospectus or in the documents incorporated by reference herein concerning our properties and operations has been prepared in accordance with Canadian standards under applicable Canadian securities laws, which differ from the requirements of U.S. securities laws. The terms “Mineral Resource”, “Measured Mineral Resource”, “Indicated Mineral Resource” and “Inferred Mineral Resource” used in this prospectus supplement, related prospectus or in the documents incorporated by reference herein are Canadian mining terms as defined in accordance with NI 43-101 under guidelines set out in the Definition Standards for Mineral Resources and Mineral Reserves adopted by the Canadian Institute of Mining, Metallurgy and Petroleum Council on December 11, 2005, which we sometimes refer to in this prospectus supplement as CIM Standards.

While the terms “Mineral Resource”, “Measured Mineral Resource”, “Indicated Mineral Resource” and “Inferred Mineral Resource” are recognized and required by Canadian securities regulations, they are not recognized by the SEC. Pursuant to United States standards as promulgated by the SEC under Industry Guide 7, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. “Inferred Mineral Resource” has a great amount of uncertainty as to its existence, as to whether they can be mined and as to its economic and legal feasibility, except in rare cases. It cannot be assumed that all or any part of an “Inferred Mineral Resource” will ever be upgraded to a higher category. Under Canadian securities regulations, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies, except in rare cases. Readers are cautioned not to assume that all or any part of a “Measured Mineral Resource” or “Indicated Mineral Resource” will ever be converted into Mineral Reserves. Readers are also cautioned not to assume that all or any part of an “Inferred Mineral Resource” exists, or is economically or legally mineable. Disclosure of contained ounces is permitted disclosure under Canadian regulations; however, the SEC generally only permits issuers to report resources as in place tonnage and grade without reference to unit measures. As such, certain information contained in this prospectus supplement, related prospectus or in the documents incorporated by reference herein concerning descriptions of mineralization and resources under Canadian standards may not be comparable to similar information made public by United States companies subject to reporting and disclosure requirements of the SEC.

In addition, the definitions of “Proven Mineral Reserves” and “Probable Mineral Reserves” under CIM standards differ in certain respects from the U.S. standards.  Our Proven and Probable Mineral Reserves are estimated in accordance with definitions set forth in NI 43-101 and on a basis consistent with the definition of Proven and Probable Mineral Reserves set forth in SEC Industry Guide 7.  Because we report our Mineral Reserves to both NI 43-101 and SEC Industry Guide 7 standards, it is possible for our reserve estimates to vary between the two. Where such a variance occurs it will arise from the differing requirements for reporting Mineral Reserves set forth by the different reporting authorities to which we are subject.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement, the related prospectus and the documents incorporated by reference in this prospectus supplement and the related prospectus contain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to our financial condition, results of operations, business prospects, plans, objectives, goals, strategies, future events, capital expenditures, and exploration and development efforts.  Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. These statements include comments regarding:

•	the timing, benefits and effects of the proposed business combination with Linear Gold Corp.;
•	the timing of regulatory approvals and other matters related to the completion of the Arrangement;
•	plans for the development of and production at the Black Fox mine including, without limitation, the timing of the development of the underground mine at Black Fox;
•	estimates of future production at Black Fox;
•	repayments of indebtedness and our ability to meet our repayment obligations under the Black Fox project finance facility;
•	our exploration and development plans, including such plans for the Goldfields, Grey Fox, Pike River and Huizopa projects;
•	our ability to repay the convertible debentures issued to RAB Special Situations (Master) Fund Limited due August 23, 2010;
•	the future effect of issuances and registration for immediate resale of a significant number of common share purchase warrants on our share price;
•	liquidity to support operations and debt repayment;
•	future financing of projects, including our Grey Fox, Pike River and Huizopa projects;
•	completion of a Canadian National Instrument 43-101 for our exploration properties;
•	the establishment and estimates of mineral reserves and resources;
•	daily production, mineral recovery rates and costs, strip ratios and mill throughput rates;
•	total production costs, cash operating costs and total cash costs;
•	grade of ore mined and milled from Black Fox and cash flows derived therefrom;
•	anticipated expenditures for development, exploration, and corporate overhead;
•	timing and issue of permits, including permits necessary to conduct underground mining and phase II of open pit mining at Black Fox;
•	expansion plans for existing properties;
•	estimates of closure costs and reclamation liabilities;
•	our ability to obtain financing to fund our estimated expenditure and capital requirements;
•	factors impacting our results of operations; and
•	the impact of adoption of new accounting standards.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved.  Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus supplement or the related prospectus.  Disclosure of important factors that could cause actual results to differ materially from our plans, intentions or expectations are included under the heading “Risk Factors” in this prospectus supplement and the related prospectus and our Annual Report on Form 10-K for the year ended December 31, 2009.

Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to: completion of the proposed business combination with Linear Gold Corp.; unexpected changes in business and economic conditions, including the recent significant deterioration in global financial and capital markets; significant increases or decreases in gold prices; changes in interest and currency exchange rates including the LIBOR rate; timing and amount of production; unanticipated changes in grade of ore; unanticipated recovery or production problems; changes in operating costs; operational problems at our mining properties; metallurgy, processing, access, availability of materials, equipment, supplies and water; determination of reserves; costs and timing of development of new reserves; results of current and future exploration and development activities; results of current and future exploration activities; results of future feasibility studies; joint venture relationships; political or economic instability, either globally or in the countries in which we operate; local and community impacts and issues; timing of receipt of government approvals; accidents and labor disputes; environmental costs and risks; competitive factors, including competition for property acquisitions; availability of external financing at reasonable rates or at all; and other risks and uncertainties set forth below under the caption “Risk Factors” in this prospectus supplement and in our periodic report filings with the SEC.

Many of these factors are beyond our ability to control or predict.  These factors are not intended to represent a complete list of the general or specific factors that may affect us.  We may note additional factors elsewhere in this prospectus supplement or the related prospectus and in any documents incorporated by reference into this prospectus supplement.  All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Except as required by law, we undertake no obligation to update any forward-looking statement.

THE OFFERING

Securities offered
This prospectus supplement relates to the sale of up to 47,202,735 common shares of Apollo Gold Corporation issuable upon exercise of options and warrants to purchase common shares at prices ranging from Cdn$0.19 to Cdn$0.55 per share. We expect that the Replacement Options and the Replacement Warrants will be issued in connection with our proposed business combination with Linear Gold Corp. pursuant to which it is expected that the businesses of Apollo Gold Corporation and Linear Gold Corp. would be combined by way of a court-approved plan of arrangement pursuant to the provisions of the Business Corporations Act (Alberta). (1)

Common shares outstanding after this offering (assuming all Replacement Options and Replacement Warrants are exercised)	385,176,395 common shares (2)

Risk factors
An investment in our common shares involves a high degree of risk. You should not consider this offer if you cannot afford to lose your entire investment. Please refer to “Risk Factors” beginning on page S-11 of this prospectus supplement for factors you should consider.

Use of proceeds
Holders of the Replacement Options and the Replacement Warrants are not obligated to exercise any of the Replacement Options or the Replacement Warrants. If all of the Replacement Options and the Replacement Warrants are exercised, we would receive gross proceeds of approximately Cdn$21 million (assuming that no holders of the Replacement Options and the Replacement Warrants exercise their securities on a cashless basis). We expect that the proceeds will be used for the exploration and development of our properties and working capital and general corporate purposes.

Trading symbols and listing
Our common shares are traded on the NYSE Amex under the symbol “AGT” and on the Toronto Stock Exchange under the symbol “APG.”  We expect that following the consummation of the Arrangement, we will change our name to “Brigus Gold Corp.” and our common shares will trade on the NYSE Amex and the Toronto Stock Exchange under the symbol “BRD.” The shares issuable on exercise of the Replacement Options and the Replacement Warrants have been approved for listing on the Toronto Stock Exchange and the NYSE Amex.

(1) The number of shares offered and the exercise prices of the options and warrants referenced in this paragraph do not give effect to a share consolidation on the basis of one post-consolidation combined entity common share for every four of our common shares outstanding immediately prior to the share consolidation that we expect to undertake immediately following the consummation of the Arrangement.

(2)  The number of shares outstanding after this offering is based on 337,973,660 common shares outstanding as of June 23, 2010 and assumes that no other changes occur.  The number of shares outstanding does not include 127,302,684 of our common shares presently subject to outstanding options, warrants and convertible debentures nor does it reflect (i) an estimated 242,083,209 of our common shares that we expect to issue to current Linear shareholders in connection with the Arrangement, (ii) an estimated 12,727,515 of our common shares issuable upon exercise of options that we expect to issue to current Linear optionholders in connection with the Arrangement and (iii) a share consolidation on the basis of one post-consolidation combined entity common share for every four of our common shares outstanding immediately prior to the share consolidation that we expect to undertake immediately following the consummation of the Arrangement.

THE COMPANY

Overview

Our earliest predecessor was incorporated under the laws of the Province of Ontario in 1936.  In May 2003, we reincorporated under the laws of the Yukon Territory.  We maintain our registered office at 204 Black Street, Suite 300, Whitehorse, Yukon Territory, Canada Y1A 2M9, and the telephone number at that office is (867) 668-5252.  We maintain our principal executive office at 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220, and the telephone number at that office is (720) 886-9656.  Our internet address is http://www.apollogold.com.  Information contained on our website is not a part of this prospectus supplement, the related prospectus or the documents incorporated herein by reference.

We are principally engaged in gold mining including extraction, processing, and refining, as well as related activities including exploration and development of mineral deposits principally in North America. We own Black Fox, an open pit and underground mine and mill located in the Province of Ontario, Canada. The Black Fox mine site is situated seven miles east of Matheson and the mill complex is twelve miles west of Matheson. Mining of ores from the open pit began in March 2009 and milling operations commenced in April 2009. Underground mining at Black Fox is expected to commence in 2010. We own two exploration properties adjacent to Black Fox mine site known as Grey Fox and Pike River.

We also own Mexican subsidiaries which own an 80 percent interest in the Huizopa Project joint venture, (20 percent Minas de Coronado, S. de R.L. de CV), an early stage exploration project located in the Sierra Madres in Chihuahua, Mexico.

For information in respect of Linear and its business please see the discussion under the heading “Detailed Information About Linear Gold Corp” included in our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 26, 2010 and incorporated by reference herein.

Black Fox

During the first quarter of 2010, we mined 2,062,000 tonnes of material of which 190,000 tonnes was gold ore. The Black Fox mill processed 178,000 tonnes of ore (1,976 tonnes per day), at a grade of 2.68 grams of gold per tonne, achieving a recovery rate of 93%, for total gold production of 14,175 ounces. Gold ounces sold during the quarter were 15,796 ounces. All gold sold was against the forward sales contracts at a realized price of $875 per ounce. The total cash cost per ounce of gold for the quarter was $631.

Much of the first quarter of 2010 was spent in planning the commencement of the development of the Black Fox underground mine. Currently there is an access ramp from surface down to the 235 meter level where there is a 1,000 meter drift. The underground mine development plan presently contemplates: (i) rehabilitation of the existing ramp for production, (ii) development of a new ventilation raise, and (iii) development of access drifts to the ore headings. In April 2010, we awarded the underground development contract to Cementation Inc., which is expected to commence its development operations during May 2010. We plan to mine underground ores using our own equipment and employees and anticipate that the first ores will be extracted from underground mining in July 2010 at a rate of approximately 100 tonnes per day rising steadily to 750 tonnes per day at the commencement of 2011.

During January and February 2010, the ore grade mined at Black Fox was low but we are now seeing an improvement in the grade as we transition from a lower ore grade area of the open pit to mining higher ore grade areas as the open pit deepens. The average gold grade at the mill improved to nearly 3 grams per tonne in March 2010 and further increased to almost 3.5 grams per tonne in April 2010, which was a significant improvement over the average grade in the first quarter of 2010. We are expecting progressively higher production for the rest of 2010 and the July start up of underground mining operations is expected to augment production with higher grade and higher margin ounces of gold from the underground mine.

Capital expenditures for the first quarter of 2010 were $1.1 million and included completion of the crushing circuit at the mill in January 2010, which was completed to enable the mill to achieve its targeted throughput rate of ores of 2,000 tonnes per day for the year 2010.

During April and May 2010, the Black Fox mine produced over 12,000 ounces of gold from 119,000 tonnes of ore milled at an average gold grade of approximately 3.5 grams per tonne at a 93% recovery rate. The average ore grade was approximately 30% higher than Q1 2010 and in line with the mine plan.  For the full year 2010, we expect to produce 90,000 to 100,000 ounces of gold at total cash costs of between $500 and $550 per ounce.

During May 2010, Black Fox recorded its first sale of gold at the spot price, selling 1,019 ounces of gold at an average gold price of $1,220 per ounce. All previous gold sales since the commencement of production in late May 2009 were delivered into our gold hedge book at an approximate gold price of $876 per ounce. For the period June through December 2010, we expect to sell between 32,000 and 42,000 ounces of our estimated gold production to the spot market with a balance of approximately 31,700 ounces for delivery into the hedge book. This would reduce our hedge book to 142,685 ounces of gold at year-end 2010.

Grey Fox and Pike River Exploration Properties

During 2009 we conducted a 53-hole exploration program, mainly on our Grey Fox property, and all holes but one intersected gold mineralization. All assays on these holes are complete and work continues on production of an initial National Instrument 43-101 compliant mineral resource estimate, including some Measured and Indicated Resources, covering the first 500 meters of strike and a maximum of 250 meters at the Contact Zone, expected to be completed in the second quarter of 2010. At the beginning of April 2010, we commenced our 2010 exploration drilling program targeted on both Grey Fox and Pike River.

Huizopa Project

On July 7, 2009, we filed a Canadian National Instrument 43-101 for the Huizopa project. This 43-101 more fully describes the property and the drilling results from our 2008 drilling program, but does not contain any resources or reserves.

RECENT EVENTS AND OTHER MATTERS

Proposed Business Combination with Linear and Related Private Placement

General. On March 9, 2010, we entered into a binding letter of intent with Linear Gold Corp., which we sometimes refer to as Linear in this prospectus supplement, pursuant to which (i) our business would be combined with Linear’s by way of a court-approved plan of arrangement pursuant to the provisions of the Business Corporations Act (Alberta) and (ii) Linear would purchase approximately 62,500,000 of our common shares at a price of Cdn$0.40 per common share for gross proceeds of Cdn$25.0 million.  We sometimes refer to the purchase transaction in this prospectus supplement as the Private Placement and the proposed business combination transaction as the Arrangement. The Private Placement was completed on March 19, 2010. As part of the Arrangement, our common shares issued to Linear in this Private Placement will be cancelled without any payment upon completion of the Arrangement. On March 31, 2010, we, 1526735 Alberta ULC, an unlimited liability company existing under the laws of the Province of Alberta and wholly owned by us, and Linear entered into a definitive arrangement agreement with respect to the Arrangement. We sometimes refer to this agreement in this prospectus supplement as the Arrangement Agreement. The Arrangement Agreement supersedes the binding letter of intent that we entered into with Linear on March 9, 2010 (and as amended on March 18, 2010) and disclosed in the Form 8-Ks that we filed with the SEC on March 9, 2010 and March 23, 2010.

Pursuant to the Arrangement:

•	each Linear common share outstanding immediately prior to the effective time of the Arrangement will be exchanged for 5.4742 of our common shares;

•
each warrant to purchase a Linear common share, which we sometimes refer to in this prospectus supplement as a Linear Warrant, outstanding immediately prior to the effective time of the Arrangement will be exchanged for a warrant to purchase one of our common shares, which we sometimes refer to in this prospectus supplement as a Replacement Warrant, which will be exercisable to acquire, on the same terms and conditions as were applicable to such Linear Warrant immediately prior to the effective time of the Arrangement, the number of our common shares (rounded to the nearest whole number) equal to the product of: (A) the number of Linear common shares subject to such Linear Warrant immediately prior to the effective time of the Arrangement; and (B) 5.4742; the exercise price per common share subject to any such Replacement Warrants shall be an amount (rounded to the nearest cent) equal to the quotient of: (A) the exercise price per Linear common share subject to such Linear Warrant immediately prior to the effective time of the Arrangement divided by (B) 5.4742; and

•
each option to purchase a Linear common share outstanding immediately prior to the effective time of the Arrangement, which we sometimes refer to in this prospectus supplement as a Linear Option, granted under Linear’s stock option plan will be exchanged for options to purchase our common shares, which we sometimes refer to in this prospectus supplement as Replacement Options, granted under our stock option plan which will be exercisable to acquire, on the terms and conditions set forth in our plan, the number of our common shares (rounded to the nearest whole number) equal to the product of: (A) the number of Linear common shares subject to such Linear Option immediately prior to the effective time of the Arrangement and (B) 5.4742; the exercise price per common share subject to any such Replacement Option shall be an amount (rounded to the nearest cent) equal to the quotient of: (A) the exercise price per Linear common share subject to such Linear Option immediately prior to the effective time of the Arrangement divided by (B) 5.4742; provided that current employees of Linear holding Linear Options whose employment is terminated in connection with the Arrangement will have their Linear Options exchanged for Replacement Options which shall expire on the earlier of: (i) the current expiry date of the corresponding Linear Options; and (ii) the first anniversary of the date of completion of the Arrangement.

Upon consummation of the Arrangement, the transaction is expected to be accounted for as an acquisition of Linear’s business by us. The shareholders of Linear immediately prior to the Arrangement are expected to own approximately 46.8% of our outstanding common stock on a non-diluted basis and approximately 42.9% on a fully-diluted basis.

Board of Directors and other Matters. Upon consummation of the Arrangement, the Arrangement Agreement contemplates that:

•	We will agree with Linear on a new name for Apollo Gold Corporation; and

•
Our board of directors would consist of seven directors, which would be composed of (i) Wade Dawe (the current Chief Executive Officer of Linear), who would be nominated as the Chairman of the board of directors, (ii) three of our current board members or nominees (currently expected to be Marvin K. Kaiser, David W. peat and Charles E. Stott), (iii) two Linear nominees (currently expected to be Michael Gross and Derrick Gill) and (iv) one nominee who shall be a technical person mutually agreed upon by us and Linear.

Conditions to Consummation of Arrangement. The Arrangement Agreement provides that each party’s obligation to proceed with the Arrangement is subject to a number of conditions precedent, including without limitation conditions relating to (i) obtaining the necessary interim and final orders of the Court of Queen’s Bench of Alberta, (ii) approval by the securityholders of Linear and our shareholders of the transactions set forth in the Arrangement Agreement for which their approval is required under applicable law, (iii) approval of the Toronto Stock Exchange, which we sometimes refer to in this prospectus supplement as the TSX, and the NYSE Amex to the listing of our common shares to be issued in the Arrangement and our common shares issuable upon exercise of the Replacement Options and Replacement Warrants issued in the Arrangement, (iv) the effectiveness of a U.S. registration statement registering the issuance of our common shares issuable upon exercise of the Replacement Options and Replacement Warrants issued in the Arrangement under the Securities Act of 1933, as amended, and (v) other customary conditions typical for transactions of this type.

Break Fee. The Arrangement Agreement provides that we are required to pay a break fee of Cdn$4.0 million if the Arrangement Agreement is terminated (i) as a result of the failure to obtain the requisite approval from our shareholders or (ii) in certain circumstances relating to our receipt of a competing acquisition proposal or if we accept a “superior proposal” meeting the requirements set forth in the Arrangement Agreement. In addition, Linear is required to pay a break fee of Cdn$4.0 million if the Arrangement Agreement is terminated (i) as a result of the failure to obtain the requisite Linear shareholder approval or (ii) in certain circumstances relating to Linear’s receipt of a competing acquisition proposal or if Linear accepts a “superior proposal” meeting the requirements set forth in the Arrangement Agreement.

Linear Private Placement

Concurrently with the execution of the binding letter of intent described above, we entered into a subscription agreement with Linear providing for the Private Placement whereby Linear purchased 62,500,000 of our common shares at a price of Cdn$0.40 per common share for gross proceeds of Cdn$25.0 million. This Private Placement closed on March 19, 2010.

Pursuant to the binding letter of intent and the subscription agreement (i) each of Macquarie Bank Limited and RMB Australia Holdings Limited, which we sometimes collectively refer to in this prospectus supplement as the Banks, entered into a support agreement pursuant to which each of the Banks agreed, among other things, to support and vote in favor of the Arrangement; and (ii) each of the Banks entered into a lock-up agreement, pursuant to which each of the Banks agreed, among other things, not to, directly or indirectly, exercise or offer, sell, contract to sell, lend, swap, or enter into any other agreement to transfer the economic consequences of any of our common shares or warrants to purchase our common shares held by them before December 31, 2010.

Black Fox Financing Agreement

On February 20, 2009, we entered into a $70.0 million project financing agreement, which we sometimes refer to in this prospectus supplement as the Project Facility, with the Banks as joint arrangers and underwriters.

On March 9, 2010, the Banks executed a consent letter, which we sometimes refer to in this prospectus supplement as the Consent Letter, pursuant to which the Banks agreed, subject to the terms and conditions contained in the Consent Letter:

•	to consent to the Arrangement (we sometimes refer to this consent in this prospectus supplement as the Consent);

•
before September 30, 2010, not to make a demand, accelerate payment or enforce any security or any other remedies upon an “event of default” or a “review event” under the Project Facility unless and until the occurrence of certain “override events” set forth in the Consent Letter (which “override events” are primarily related to breaches of certain covenants and provisions of the Consent Letter and the Project Facility) (we sometimes refer to these provisions in this prospectus supplement as the Standstill Provisions); and

•	to amend certain provisions of the Project Facility, including without limitation the following revised repayment schedule:

Repayment Date	Repayment Amount
The earlier of two business days following completion of the Private Placement and March 19, 2010	$10,000,000
The earlier of July 2, 2010 and the date that is two business days following the consummation of the Arrangement	$10,000,000
The earlier of September 30, 2010 and the date on which the proceeds from any one or more equity raisings following the consummation of the Arrangement equals $10,000,000	$10,000,000
December 31, 2010	$5,000,000
The remaining repayment dates between March 31, 2011 and March 31, 2013 to be mutually agreed upon by no later than September 30, 2010 to reflect the “Cashflow Model” (as defined under the Project Facility). In the absence of any mutual agreement by September 30, 2010, “Secured Moneys” (as defined under the Project Facility) shall be due and payable on December 31, 2010.	$35,000,000

The Banks’ agreement to the Consent and the Standstill Provisions is subject to a number of conditions, including without limitation (i) the Banks approving the definitive agreements representing the Arrangement, which are sometimes referred to in this prospectus supplement as the Definitive Agreements, and such Definitive Agreements being executed by no later than March 31, 2010, (ii) the Banks being satisfied that the completion of the Arrangement will not cause a breach or default under any “Project Documents” (as defined in the Project Facility), (iii) the Banks being satisfied that the Arrangement will not have any material negative tax implications for Apollo Gold Corporation, Linear and each of their direct or indirect subsidiaries, (iv) the Banks being satisfied that, immediately following completion of the Arrangement and after making the payment of $10 million as set forth in the repayment schedule set forth above, our having restricted cash on hand of not less than Cdn$10 million, (v) at completion of the Arrangement, the Banks being satisfied regarding indebtedness and encumbrances of Linear and its direct and indirect subsidiaries, and (vi) that the Banks will allow the us to close out our Canadian dollar foreign exchange contracts provided it would generate proceeds of greater than $5 million – the proceeds from the close out of these contracts would be applied to the repayment due under the Repayment Schedule in reverse order of maturity. On March 19, 2010, we repaid $10 million of principal due on the Project Facility in accordance with (iv) above. On April 23, 2010, the Canadian dollar foreign exchange contracts were unwound for proceeds of $8.2 million which amount was repaid to reduce the principal balance of the Project Facility.

Subject in certain cases to applicable notice provisions and cure periods, events of default under the Project Facility include, without limitation: (i) failure to make payments when due; (ii) certain misrepresentations under the Project Facility and certain other documents; (iii) breach of financial covenants in the Project Facility; (iv) breach of other covenants in the Project Facility and certain other documents; (v) loss of certain mineral rights; (vi) compulsory acquisition or expropriation of certain secured property by a government agency; (vii) certain cross-defaults on other indebtedness of our company; (viii) entry of certain judgments against us that are not paid or satisfied; (ix) enforcement of encumbrances against our material assets (or any such encumbrance becomes capable of being enforced); (x) events of liquidation, receivership or insolvency of our company; (xi) maintenance of listing status on the TSX or NYSE Amex and status as a reporting issuer under Canadian securities laws; or (xii) occurrence of any event which has or is reasonably likely to have a material adverse effect on our assets, business or operations, our ability to perform under the Project Facility and other transaction documents, the rights of the Banks or the enforceability of a transaction document. The Project Facility provides that in the event of default, the Banks may declare that the debts and monetary liabilities of our company are immediately due and payable and/or cancel the credit facility and foreclose on our assets.

Extension of maturity date for February 2007 convertible debentures held by RAB Special Situations (Master) Fund Limited

On February 26, 2010, we reached an agreement with RAB Special Situations (Master) Fund Limited, which we sometimes refer to in this prospectus supplement as RAB, the holder of the February 2007 convertible debentures with principal amount of $4.3 million, to extend the maturity date of the convertible debentures to August 23, 2010. Under the terms of the convertible debentures, $0.8 million of accrued and unpaid interest was due as of February 23, 2010, which was paid in cash by us on March 3, 2010. In consideration for the extension of the maturity date of the convertible debentures, we agreed to issue to RAB (i) 800,000 of our common shares and (ii) 2,145,000 warrants to purchase our common shares.  Each warrant issued to RAB entitles the holder to purchase one common share at an exercise price of $0.50 per share, expiring February 23, 2011.

RISK FACTORS

An investment in our common shares involves a high degree of risk.  You should consider the risk factors set forth below and the other information in this prospectus supplement, the related prospectus and in our reports incorporated herein by reference before purchasing any of our common shares.  In addition to historical information, the information in this prospectus supplement contains “forward-looking” statements about our future business and performance. Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus supplement. The risks below address some of the factors that may affect our future operating results and financial performance.

Risks Relating to Our Operations

A “review event” has occurred under our Black Fox Project Facility and we have been unable to make the first two originally scheduled repayments thereunder.

As a result of lower than planned gold production, during the third quarter of 2009 a “review event” as defined in the Project Facility was triggered. The occurrence of a review event allows the Banks to review the Project Facility and determine if they wish to continue with the Project Facility. In addition, we were unable to make (i) the first scheduled repayment of $9.3 million due on September 30, 2009 under the Project Facility (which we sometimes refer to in this prospectus supplement as the First Repayment), (ii) the second scheduled repayment of $6.0 million due on December 31, 2009 (which we sometimes refer to in this prospectus supplement as the Second Repayment) and (iii) the requirement to fund the associated debt service reserve account (which we sometimes refer to in this prospectus supplement as the Funding Obligation) also due on September 30, 2009. Through three separate deferrals, the last of which was granted on February 25, 2010, the Banks agreed to defer the First Repayment, the Second Repayment and the Funding Obligation until March 31, 2010.

Furthermore, on March 9, 2010, the Project Facility Banks executed and delivered the Consent Letter pursuant to which, subject to the terms and conditions contained in the Consent Letter, the Banks agreed prior to the earliest to occur of (i) the date on which RMB Resources Inc., acting as agent for the Banks, determines, acting reasonably, that the proposed business combination with Linear has been terminated or will not be completed, (ii) March 31, 2009, if the Definitive Agreements have not been executed by such date, or (iii) September 30, 2010, to not make demand, accelerate payment or enforce any security or any other remedies upon an “event of default” or a “review event” under the Project Facility unless and until the occurrence of certain “override events.”  Pursuant to the Consent, the Banks also agreed to amend certain provisions of the Project Facility, including revising the repayment schedule thereunder as described in more detail above under the heading “Recent Events and Other Matters.”

However, the Banks’ agreement to the Consent and the Standstill Provisions is subject to a number of conditions, including those set forth above under the heading “Recent Events and Other Matters.”  There is no guarantee that we will be able to satisfy these conditions to the Consent or the Standstill Provisions. Any default under the Project Facility may result in the Banks foreclosing on our assets which could force us to seek protection under applicable bankruptcy laws and, accordingly, would materially impair the value of our common shares.

Our substantial debt could adversely affect our financial condition; and our related debt service obligations may adversely affect our cash flow and ability to invest in and grow our businesses.

We now have, and for the foreseeable future will continue to have, a significant amount of indebtedness. As of March 31, 2010, we had an aggregate principal amount of approximately $81 million in short- and long-term debt outstanding. Under the revised repayment schedule relating to Project Facility that was agreed to with the Banks on March 9, 2010 we will be required to make repayments totaling at least $25 million in 2010, with the remaining $35 million to be repaid between March 31, 2011 and March 31, 2013 on dates to be agreed to by us and the Banks. If we are unable to agree on a repayment schedule with respect to this remaining $35 million, it will become due and payable on December 31, 2010.

The interest rate on this loan is floating based on the LIBOR rate plus 7 percent per annum; accordingly, if the LIBOR rate is increased, interest expense will be higher. The maturity date on this loan is March 31, 2013 (subject to all amounts becoming due and payable on December 31, 2010 if we are unable to agree to a revised repayment schedule as noted above in this risk factor). We intend to fulfill our debt service obligations from cash generated by our Black Fox project, which is currently expected to be our only source of significant revenues. Because we anticipate that a substantial portion of the cash generated by our operations will be used to service this loan during its term, such funds will not be available to use in future operations, or investing in our business. The foregoing may adversely impact our ability to repay the $4,290,000 principal amount of convertible debentures due August 23, 2010 owned by RAB and conduct all of our planned exploration activities at our Grey Fox, Pike River, and Huizopa properties or pursue other corporate opportunities.

If we do not generate sufficient cash flow from Black Fox operations in 2010 or by raising additional equity or debt financing in the near term, then we may not be able to meet our debt obligations.

As of March 31, 2009, we had an aggregate principal amount of approximately $81 million in short- and long-term debt outstanding.  We have not consistently generated positive cash flow during the term of the Project Facility. If we are unable to satisfy our debt service, we may not be able to continue our operations. We may not generate sufficient cash from operations to repay our debt obligations or satisfy any additional debt obligations when they become due and may have to raise additional financing from the sale of equity or debt securities, enter into commercial transactions or otherwise restructure our debt obligations. Specifically, we may be required to raise additional capital through the issuance of equity in order to meet our $10 million repayment obligation under the Project Facility due the earlier of September 30, 2010 and the date on which the proceeds from any one or more equity raisings following the consummation of the Arrangement equals $10 million.  There can be no assurance that any such financing or restructuring will be available to us on commercially acceptable terms, or at all, and our existing debt agreements prohibit us from incurring additional indebtedness without the consent of the lenders thereunder. If we are unable to restructure our obligations, we may be forced to seek protection under applicable bankruptcy laws. Any restructuring or bankruptcy would materially impair the value of our common shares.

Operational problems may disrupt mining and milling operations at Black Fox.

Mining and milling operations, including our Black Fox mine and mill, inherently involve risks and hazards. Although we commenced mining of the Black Fox open pit in March 2009, commenced milling in April 2009, and commenced commercial production in late May 2009, future production at Black Fox could be prevented, delayed or disrupted by, among other things:

•	unanticipated changes in grade and tonnage of material to be mined and processed;
•	unanticipated adverse geotechnical conditions;
•	adverse weather conditions;
•	incorrect data on which engineering assumptions are made;
•	availability and cost of labor and other supplies and equipment;
•	availability of economic sources of power;
•	adequacy of access to the site;
•	unanticipated transportation costs;
•
government regulations (including regulations relating to prices, royalties, duties, taxes, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands);

•	lower than expected ore grades;

•	the physical or metallurgical characteristics of the ore are less amenable to mining or treatment than expected;
•	delivery and installation of equipment necessary to continue operations as planned; and
•	failure of our equipment, processes or facilities to operate properly or as expected.
Production delays or stoppages will adversely affect our sales and operating results, and could prevent us from meeting our debt repayment obligations under the Project Facility.

We do not currently have and may not be able to raise sufficient funds to explore our Grey Fox, Pike River and Huizopa properties, or Linear’s properties, including its Goldfields project.

We do not currently have sufficient funds to conduct all of our planned exploration activities at our Grey Fox, Pike River and Huizopa properties, or Linear’s properties, including its Goldfields project. The exploration of these properties will require significant capital expenditures. Sources of external financing may include bank and non-bank borrowings and future debt and equity offerings. There can be no assurance that financing will be available on acceptable terms, or at all. The failure to obtain financing would have a material adverse effect on our growth strategy and our results of operations and financial condition.

In addition, in recent quarters, the U.S. stock market indexes have experienced significant instability and the available debt financing has tightened. In light of these developments, concerns by investors regarding the stability of the U.S. and international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter operating covenants, thereby preventing us from obtaining the financing required to conduct all of our planned exploration activities at our Grey Fox, Pike River and Huizopa properties, or Linear’s properties, including its Goldfields project.

The existence of outstanding rights to purchase common shares may impair our share price and our ability to raise capital.

Approximately 118.7 million of our common shares are issuable on exercise of warrants, options or other rights to purchase common shares at prices ranging from approximately $0.15 to $2.24 and a weighted average price of $0.35. In addition, we expect to issue Replacement Options and Replacement Warrants in connection with the closing of the Arrangement that are exercisable for approximately 60 million common shares.  There are also 8,580,000 common shares issuable upon the conversion of the $4,290,000 outstanding principal amount of convertible debentures due August 23, 2010 held by RAB, which are convertible at the option of the holder at a conversion price of $0.50 per share. During the term of the warrants, options, convertible debentures and other rights, the holders are given an opportunity to profit from a rise in the market price of our common shares with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional equity financing during the period such rights are outstanding may be adversely affected, and the existence of the rights may have an adverse effect on the price of our common shares. The holders of the warrants, options, convertible debentures and other rights can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable to us than those provided by the outstanding rights.

Past and future equity issuances could impair our share price.

If our shareholders sell substantial amounts of our common shares, the market price of our common shares could decrease.

We have 337,973,660 common shares outstanding as at June 23, 2010. In addition, we may sell additional common shares in subsequent offerings and issue additional common shares as compensation in financing or other transactions or to finance future acquisitions or satisfy debt obligations.

If the Arrangement is completed, we anticipate that approximately 242,083,209 of our common shares would be issued pursuant to the Arrangement and that our current shareholders would hold, in the aggregate, approximately 53.2% of the issued and outstanding shares of the combined company and Linear’s current shareholders would hold, in the aggregate, approximately 46.8% of the combined company (based on the number of our common shares and Linear common shares outstanding as of the date hereof).

We cannot predict the size of future issuances of common shares or the effect, if any, that future issuances and sales of common shares will have on the market price of our common shares. Sales or issuances of large numbers of our common shares, or the perception that such sales might occur, may adversely affect prevailing market prices for our common shares. With any additional issuance of common shares, investors will suffer dilution and we may experience dilution in our earnings per share.

There is no guarantee that we will be able to collect amounts due under the Calais Promissory Notes.

On February 1, 2010, Apollo Gold, Inc., our direct wholly owned subsidiary and the sole shareholder of Montana Tunnels, entered into a purchase agreement pursuant to which it sold all of the outstanding capital stock of Montana Tunnels to Elkhorn in exchange for (i) promissory notes held by Elkhorn and certain investors in Elkhorn or its affiliates, which we sometimes refer to in this prospectus supplement as the Lenders, from Calais with an outstanding balance of approximately $7,700,000, (ii) Elkhorn’s and the Lenders’ rights with respect to an additional amount of approximately $1,450,000 loaned to Calais, and (iii) a promissory note held by Elkhorn and the Lenders from Calais with an outstanding balance of approximately $380,000. Pursuant to the Elkhorn purchase agreement, we agreed to forebear from enforcing our right to collect principal and interest outstanding under these promissory notes until February 1, 2011.

On March 12, 2010, we entered into a purchase agreement with Calais and Duane A. Duffy, Glenn E. Duffy, Luke Garvey and James Ober, which we sometimes refer to in this prospectus supplement as the Duffy Group, pursuant to which we agreed to issue 1,592,733 common shares to the Duffy Group in exchange for the assignment of its rights, title and interest in and to, among other things, a promissory note from Calais with an outstanding balance, including accrued interest thereon, of $653,020. Pursuant to the Duffy Group purchase agreement, we agreed to forebear from enforcing our right to collect principal and interest outstanding under the promissory note until March 12, 2011.

Each of the notes described above is past due and there is no guarantee that we will be able to collect the principal and interest outstanding under these promissory notes once the forbearance periods have expired. Additionally, if we decided to pursue a collection of these notes, we may incur significant legal fees in pursuing collection and in enforcing our rights and remedies under the security agreements related thereto, including the costs associated with retaking possession of the collateral property and, if necessary, selling, leasing, transferring or otherwise disposing of such property. Moreover, we have no assurance that Calais will take required actions to preserve the condition and value of the collateral property or that, even if Calais takes all required actions, the value of the property or the proceeds realizable from the sale thereof, will, at the time such remedy is sought or obtained, be sufficient to cover all unpaid amounts due under the promissory notes. Any such delay, additional costs, loss or nonpayment could adversely affect our financial results.

The market price of our common shares has experienced volatility and could decline significantly.

Our common shares are listed on the NYSE Amex and the TSX. Our share price has declined significantly since 2004, and over the last year the closing price of our common shares has fluctuated on the NYSE Amex from a low of $0.27 per share to a high of $0.59 per share. Securities of small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Our share price is also likely to be significantly affected by global economic issues, as well as short-term changes in gold prices or in our financial condition or liquidity.

As a result of any of these factors, the market price of our common shares at any given point in time might not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

We have a history of losses.

With the exception of the fiscal year ended December 31, 2008, during which we had a net income of $1.2 million, we have incurred significant losses. Our net losses were $61.7 million and $13.9 million for the years ended December 31, 2009 and 2007, respectively. In addition, Black Fox is our only current source of revenue. Further, we have significant obligations under loan agreements related to Black Fox. Although commercial production commenced in late May 2009 at Black Fox, there can be no assurance that we will achieve or sustain profitability in the future.

Our earnings may be affected by the volatility of gold prices.

We historically have derived all of our revenues from the sale of gold, and our development and exploration activities are focused on gold. As a result, our future earnings are directly related to the price of gold. Since the beginning of 2009, the London P.M. or afternoon fix gold spot price, as reported by the Wall Street Journal, has fluctuated from a high of $1,256/oz to a low of $810/oz and was $1,236/oz on June 22, 2010. Changes in the price of gold significantly affect our profitability and the trading price of our common shares. Gold prices historically have fluctuated widely, based on numerous industry factors including:

•	industrial and jewelry demand;
•	central bank lending, sales and purchases of gold;
•	forward sales of gold by producers and speculators;
•	production and cost levels in major gold-producing regions; and
•	rapid short-term changes in supply and demand because of speculative or hedging activities.

Gold prices are also affected by macroeconomic factors, including:

•	confidence in the global monetary system;
•	expectations of the future rate of inflation (if any);
•	the strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted) and other currencies;
•	interest rates; and
•	global or regional political or economic events, including but not limited to acts of terrorism.

The current demand for, and supply of, gold also affects gold prices. The supply of gold consists of a combination of new production from mining and existing shares of bullion held by government central banks, public and private financial institutions, industrial organizations and private individuals. As the amounts produced by all producers in any single year constitute a small portion of the total potential supply of gold, normal variations in current production do not usually have a significant impact on the supply of gold or on its price. Mobilization of gold held by central banks through lending and official sales may have a significant adverse impact on the gold price.

All of the above factors are beyond our control and are impossible for us to predict. If the market prices for gold fall below our costs to produce gold for a sustained period of time, that will make it more difficult to obtain financing for our projects, we will experience additional losses and we could also be required to discontinue exploration, development and/or mining at one or more of our properties.

Hedging activities have resulted in significant losses and may continue to result in losses in the future.

As a part of the Project Facility, we and the Banks have entered into a hedging program covering both gold sales and part of our Canadian dollar operating costs. Specifically, we have entered into a 250,420 ounce gold forward sales program which is allocated across the four year term of the project facility agreement. As of March 31, 2010, we had settled 65,895 ounces of gold in the program. The weighted average price of the sales program is $876 per ounce of gold. The foreign exchange hedge program is for the Canadian dollar equivalent of $58.0 million, at an exchange rate of Cdn$1.21=US$1.00, over the four year term of the project facility agreement.  On April 23, 2010, the Canadian dollar foreign exchange contracts were unwound for proceeds of $8.2 million which amount was repaid to reduce the principal balance of the Project Facility.

In the future, we may enter into hedging contracts that may involve outright forward sales contracts, spot-deferred sales contracts, the use of options which may involve the sale of call options and the purchase of all these hedging instruments. There can be no assurance that we will be able to successfully hedge against price, currency and interest rate fluctuations. Further, there can be no assurance that the use of hedging techniques will always be to our benefit. Some hedging instruments may prevent us from realizing the benefit from subsequent increases in market prices with respect to covered production. This limitation would limit our revenues and profits. Hedging contracts are also subject to the risk that the other party may be unable or unwilling to perform its obligations under these contracts. It is our intention to deliver the quantity of gold required by our forward sales on a going forward basis; however, we may cash settle these forward sale obligations if it is beneficial to us. Any significant nonperformance could have a material adverse effect on our financial condition and results of operations.

Disruptions in the supply of critical equipment and increases in prices of raw materials could adversely impact our operations.

We are a significant consumer of electricity, mining equipment, fuels and mining-related raw materials, all of which we purchase from outside sources. Increases in prices of electricity, equipment, fuel and raw materials could adversely affect our operating expenses and profitability. Furthermore, failure to receive raw materials in a timely manner from third party suppliers could impair our ability to meet production schedules or our contractual commitments and thus adversely impact our revenues. From time to time, we obtain critical mining equipment from outside North America. Factors that can cause delays in the arrival of such equipment include weather, political unrest in countries from which equipment is sourced or through which it is delivered, terrorist attacks or related events in such countries or in the U.S., and work stoppages by suppliers or shippers. Prolonged disruptions in the supply of any of our equipment or other key raw materials, implementing use of replacement equipment or new sources of supply, or a continuing increase in the prices of raw materials and energy could have a material adverse effect on our operating results, financial condition or cash flows.

Our investments in auction rate securities are subject to risks which may cause losses and affect the liquidity of these investments.

We acquired auction rate securities in 2007 with a face value of $1.5 million. The securities were marketed by financial institutions with auction reset dates at 28 day intervals to provide short-term liquidity. All such auction rate securities were rated AAA when purchased, pursuant to our investment policy. Beginning in August 2007, a number of auctions failed and there is no assurance that auctions for the auction rate securities in our investment portfolio, which currently lack liquidity, will succeed. An auction failure means that the parties wishing to sell their securities could not do so as a result of a lack of buying demand. As at March 31, 2010, our auction rate securities held an adjusted cost basis and fair value of approximately $1.0 million based on liquidity impairments to these securities.

Uncertainties in the credit and capital markets could lead to further downgrades of our auction rate securities holdings and additional impairments. Furthermore, as a result of auction failures, our ability to liquidate and fully recover the carrying value of our auction rate securities in the near term may be limited or not exist.

Substantially all of our assets are pledged to secure our indebtedness.

Substantially all of the Black Fox assets are pledged to secure indebtedness outstanding under the Project Facility. Since these assets represent substantially all of our assets, we will not have access to additional secured lending with other financial institutions, which will require us to raise additional funds through unsecured debt and equity offerings, and covenants in our borrowing agreements limit our ability to incur unsecured indebtedness. Default under our debt obligations would entitle our lenders to foreclose on our assets.

Our reserve estimates are potentially inaccurate.

We estimate our reserves on our properties as either “proven reserves” or “probable reserves.” Our ore reserve figures and costs are primarily estimates and are not guarantees that we will recover the indicated quantities of these metals. We estimate proven reserve quantities based on sampling and testing of sites conducted by us and by independent companies hired by us. Probable reserves are based on information similar to that used for proven reserves, but the sites for sampling are less extensive, and the degree of certainty is less. Reserve estimation is an interpretive process based upon available geological data and statistical inferences and is inherently imprecise and may prove to be unreliable.

Our reserves are reduced as existing reserves are depleted through production. Reserves may be reduced due to lower than anticipated volume and grade of reserves mined and processed and recovery rates.

Reserve estimates are calculated using assumptions regarding metals prices. Our reserves at Black Fox were estimated using a gold price of $650/oz. These prices have fluctuated widely in the past. Declines in the market price of metals, as well as increased production costs, capital costs and reduced recovery rates, may render reserves uneconomic to exploit, and lead to a reduction in reserves. Any material reduction in our reserves may lead to lower earnings or higher losses, reduced cash flow, asset write-downs and other adverse effects on our results of operations and financial condition, including difficulty in obtaining financing and a decrease in our stock price. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations. No assurance can be given that the amount of metal estimated will be produced or the indicated level of recovery of these metals will be realized.

We may not achieve our production estimates.

We prepare estimates of future production for our operations. We develop our estimates based on, among other things, mining experience, reserve estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics) and estimated rates and costs of mining and processing. In the past, our actual production from time to time has been lower than our production estimates and this may be the case in the future. In particular, our estimate of 2009 gold production was lower than originally predicted as a direct result of encountering lower grade ore than our reserve model predicted.

Each of these factors also applies to future development properties not yet in production. In the case of mines we may develop in the future, we do not have the benefit of actual experience in our estimates, and there is a greater likelihood that the actual results will vary from the estimates. In addition, development and expansion projects are subject to financing contingencies, unexpected construction and start-up problems and delays.

Our future profitability depends in part on actual economic returns and actual costs of developing mines, which may differ significantly from our estimates and involve unexpected problems, costs and delays.

We are engaged in the development of new ore bodies. Our ability to sustain or increase our present level of production is dependent in part on the successful exploration and development of new ore bodies and/or expansion of existing mining operations.

Decisions regarding future projects, including Grey Fox, Pike River, and Huizopa, are subject to the successful completion of feasibility studies, issuance of necessary governmental permits and receipt of adequate financing.

Development projects have no operating history upon which to base estimates of future cash flow. Our estimates of proven and probable ore reserves and cash operating costs are, to a large extent, based upon detailed geologic and engineering analysis. We also conduct feasibility studies that derive estimates of capital and operating costs based upon many factors.

It is possible that actual costs and economic returns may differ materially from our best estimates. It is not unusual in the mining industry for new mining operations to experience unexpected problems during the start-up phase and to require more capital than anticipated. There can be no assurance that Black Fox or any future expansion at Black Fox will be profitable.

Our operations may be adversely affected by risks and hazards associated with the mining industry.

Our business is subject to a number of risks and hazards including adverse environmental effects, technical difficulties due to unusual or unexpected geologic formations, and pit wall failures as well as the associated risks of underground mining.

Such risks could result in personal injury, environmental damage, damage to and destruction of production facilities, delays in mining and liability. For some of these risks, we maintain insurance to protect against these losses at levels consistent with our historical experience and industry practice. However, we may not be able to maintain current levels of insurance, particularly if there is a significant increase in the cost of premiums. Insurance against environmental risks is generally too expensive or not available for us and other companies in our industry, and, therefore, we do not maintain environmental insurance. To the extent we are subject to environmental liabilities, we would have to pay for these liabilities. Moreover, in the event that we are unable to fully pay for the cost of remediating an environmental problem, we might be required to suspend or significantly curtail operations or enter into other interim compliance measures.

Mineral exploration in general, and gold exploration in particular, are speculative and are frequently unsuccessful.

Mineral exploration is highly speculative in nature, capital intensive, involves many risks and frequently is nonproductive.

There can be no assurance that our mineral exploration efforts will be successful. If we discover a site with gold or other mineralization, it will take a number of years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. As a result of these and other uncertainties, no assurance can be given that our exploration programs will result in the expansion or replacement of existing ore reserves that are being depleted by current production.

We may lose rights to properties if we fail to meet payment requirements or development or production schedules.

We derive the rights to most of our mineral properties from unpatented mining claims, leaseholds, joint ventures or purchase option agreements which require the payment of maintenance fees, rents, purchase price installments, exploration expenditures, or other fees. If we fail to make these payments when they are due, our rights to the property may lapse. There can be no assurance that we will always make payments by the requisite payment dates. In addition, some contracts with respect to our mineral properties require development or production schedules. There can be no assurance that we will be able to meet any or all of the development or production schedules. Our ability to transfer or sell our rights to some of our mineral properties requires government approvals or third party consents, which may not be granted.

The titles to some of our properties may be uncertain or defective.

While we have no reason to believe that our rights to mine on any of our properties are in doubt, title to mining properties are subject to potential claims by third parties claiming an interest in them.  If there are title defects with respect to any of our properties, we might be required to compensate other persons or perhaps reduce our interest in the affected property. Also, in any such case, the investigation and resolution of title issues would divert management’s time from ongoing exploration and development programs. Furthermore, if we lose our rights in and to any of our properties, we could incur substantial and protracted losses.

We face substantial governmental regulation.

Our Black Fox mining operations and our Canadian and Mexican exploration activities are subject to regulations promulgated by various Canadian and Mexican government agencies governing the environment, agricultural zoning, prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, mine safety and other matters. Currently, our Canadian properties are subject to the jurisdiction of the federal laws of Canada, the provincial laws of Ontario, as well as local laws where they are located. In addition, our Mexican property is subject to Mexican federal laws as well as local laws where it is located. Any changes in current regulations, the adoption of new regulations or shifts in political conditions are beyond our control of and may adversely affect our business. Companies such as ours that engage in exploration and development activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Issuance of permits for our exploration and mining activities is subject to the discretion of government authorities, and we may be unable to obtain or maintain such permits. Permits required for future exploration or development may not be obtainable on reasonable terms or on a timely basis. Existing and possible future laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on us and cause increases in our capital expenditures or require abandonment or delays in the exploration or development of our properties. Moreover, these laws and regulations may allow governmental authorities and private parties to bring lawsuits based upon damages to property and injury to persons resulting from the environmental, health and safety impacts of the our past and current operations, or possibly even those actions of parties from whom we acquired its mines or properties, and could lead to the imposition of substantial fines, penalties or other civil or criminal sanctions.

It is difficult to strictly comply with all regulations imposed on us. We retain competent and well trained individuals and consultants in jurisdictions in which we do business, however, even with the application of considerable skill we may inadvertently fail to comply with certain laws. Such events can lead to financial restatements, fines, penalties, and other material negative impacts on us.

The Canadian mining industry is subject to federal and provincial environmental protection legislation. This legislation imposes strict standards on the mining industry in order to reduce or eliminate the effects of waste generated by extraction and processing operations and subsequently emitted into the air or water. Consequently, drilling, refining, extracting and milling are all subject to the restrictions imposed by this legislation. In addition, the construction and commercial operation of a mine typically entail compliance with applicable environmental legislation and review processes, as well as the obtaining of permits, particularly for the use of the land, permits for the use of water, and similar authorizations from various government bodies. Canadian federal, provincial, and local laws and regulations relating to the exploration for and development, production and marketing of mineral production, as well as environmental and safety matters have generally become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Because the requirements imposed by such laws and regulations are frequently changed, we are unable to predict the ultimate cost of compliance with such requirements. There is no assurance that environmental laws and regulations enacted in the future will not adversely affect our financial condition and results of operations.

Our Huizopa exploration project is subject to political and regulatory uncertainty and our ownership of the Huizopa properties is subject to litigation.

Our Huizopa exploration project is located in the northern part of the Sierra Madres in the State of Chihuahua, Mexico. There are numerous risks inherent in conducting business in Mexico, including political and economic instability, exposure to currency fluctuations, greater difficulties in accounts receivable collection, difficulties in staffing and managing operations and potentially adverse tax consequences. In addition, our ability to explore and develop our Huizopa exploration project is subject to maintaining satisfactory relations with the Ejido Huizopa, which is a group of local inhabitants who under Mexican law are granted rights to conduct agricultural activities and control surface access on the property. In 2006, we entered into an agreement with the Ejido Huizopa pursuant to which we agreed to make annual payments to the Ejido Huizopa in exchange for the right to use the land covering our mining concessions for all activities necessary for the exploration, development and production of potential ore deposits.

There can be no assurances that the Ejido Huizopa will continue to honor the agreement. If we are unable to successfully manage our operations in Mexico or maintain satisfactory relations with the Ejido Huizopa, our development of the Huizopa property could be hindered or terminated and, as a result, our business and financial condition could be adversely affected.

In addition, on September 4, 2009, Joe Green and companies owned or controlled by him, including a Mexican company named Minas de Coronado, S. de R.L. de C.V., with whom our Mexican subsidiary, Minera Sol de Oro, S.A. de C.V., has a joint venture relationship at the Huizopa exploration project in the State of Sonora, Mexico, filed a complaint against us alleging, among other things, that we breached various agreements and failed to recognize Minas de Coronado’s right joint venture interest in the Huizopa exploration project. Mr. Green is seeking the return of the Huizopa exploration project properties to Mr. Green’s companies.

We believe that the claims in the complaint are without merit, and intend to vigorously defend against those claims.

We are subject to environmental risks.

Environmental Liability. We are subject to potential risks and liabilities associated with environmental compliance and the disposal of waste rock and materials that could occur as a result of our mineral exploration and production. In certain circumstances, the potential liabilities can include liability for costs of remediation and clean up of mines which we owned or operated in the past, but no longer own or operate. To the extent that we are subject to environmental liabilities, the payment of such liabilities or the costs that we may incur to remedy any non-compliance with environmental laws would reduce funds otherwise available to us and could have a material adverse effect on our financial condition or results of operations. If we are unable to fully remedy an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy.

The potential exposure may be significant and could have a material adverse effect on us. We have not purchased insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) because it is not generally available at a reasonable price or at all. Environmental Permits. All of our exploration, development and production activities are subject to regulation under one or more of the various state, federal and provincial environmental laws and regulations in Canada and Mexico. Many of the regulations require us to obtain permits for our activities. We must update and review our permits from time to time, and are subject to environmental impact analyses and public review processes prior to approval of the additional activities. It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have a significant impact on some portion of our business, causing those activities to be economically reevaluated at that time. Those risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capabilities.

The posting of bonds in accordance with regulatory determinations is a condition to the right to operate under all material operating permits, and therefore increases in bonding requirements could prevent our operations from continuing even if we were in full compliance with all substantive environmental laws.

We face strong competition from other mining companies for the acquisition of new properties.

Mines have limited lives and as a result, we may seek to replace and expand our reserves through the acquisition of new properties. In addition, there is a limited supply of desirable mineral lands available in the United States, Canada and Mexico and other areas where we would consider conducting exploration and/or production activities. Because we face strong competition for new properties from other mining companies, most of which have greater financial resources than we do, we may be unable to acquire attractive new mining properties.

We are dependent on certain key personnel.

We are currently dependent upon the ability and experience of R. David Russell, our President and Chief Executive Officer; Richard F. Nanna, our Senior Vice President-Exploration; and Melvyn Williams, our Chief Financial Officer and Senior Vice President-Finance and Corporate Development. Upon the consummation of the Arrangement, Mr. Russell will resign from his positions as our Chief Executive Officer, President and Director and Wade Dawe will be appointed to such positions.  We believe that our success depends on the continued service of our key officers and there can be no assurance that we will be able to retain any or all of such officers. We currently do not carry key person insurance on any of these individuals, and the loss of one or more of them could have a material adverse effect on our operations.

There may be certain tax risks associated with investments in our company.

U.S. persons who are potential holders of our common shares, warrants or options to purchase our common shares, or debentures convertible into our common shares, which we sometimes refer to in this report as equity securities, should be aware that we could constitute a “passive foreign investment company,” which we sometimes refer to in this prospectus supplement as a PFIC, for U.S. federal income tax purposes. The tests for determining PFIC status for a taxable year depend upon the relative values of certain categories of assets and the relative amounts of certain kinds of income. The application of these factors depends upon our financial results for the year, which is beyond our ability to predict or control, and may be subject to legal and factual uncertainties. While we do not believe that we were a PFIC in 2009 and do not expect to be a PFIC in 2010, we cannot guarantee that we were not a PFIC in 2009 and we are unable to predict whether we will be a PFIC in 2010 or in later years. We undertake no obligation to advise investors as to our PFIC status for any year.

If we are a PFIC for any year, any holder of our equity securities who is a U.S. person for U.S. federal income tax purposes, which we sometimes refer to in this report as a U.S. holder, and whose holding period for the equity securities includes any portion of a year in which we are a PFIC generally would be subject to a special adverse tax regime in respect of “excess distributions.” Excess distributions would include certain distributions received with respect to our common shares. Gain recognized by a U.S. holder on a sale or other transfer of our equity securities also would be treated as an excess distribution. Under the PFIC rules, excess distributions would be allocated ratably to a U.S. holder’s holding period. For this purpose, the holding period of common shares acquired through either an exercise of warrants or options or a conversion of debentures includes the holder’s holding period in those warrants, options, or convertible debentures.

The portion of any excess distributions (including gains treated as excess distributions) allocated to the current year would be includible as ordinary income in the current year. In contrast, the portion of any excess distributions allocated to prior years would be taxed at the highest marginal rate applicable to ordinary income for each year (regardless of the taxpayer’s actual marginal rate for that year and without reduction by any losses or loss carryforwards) and would be subject to interest charges to reflect the value of the U.S. federal income tax deferral.

Elections may be available to mitigate the adverse tax rules that apply to PFICs (the so-called “QEF” and “mark-to-market” elections), but these elections may accelerate the recognition of taxable income and may result in the recognition of ordinary income. The QEF and mark-to-market elections are not available to U.S. holders with respect to warrants, options, or convertible debentures.

We have not decided whether we will provide the U.S. Holders of our common shares with the annual information required to make a QEF election.

Additional special adverse rules could apply to our equity securities if we are a PFIC and have a non-U.S. subsidiary that is also a PFIC. Finally, special adverse rules that impact certain estate planning goals could apply to our equity securities if we are a PFIC.

You could have difficulty or be unable to enforce certain civil liabilities on us, certain of our directors and our experts.

We are a Yukon Territory, Canada, corporation. While our principal executive office is located in the United States, many of our assets are located outside of the United States. Additionally, a number of our directors and, following completion of the Arrangement, our Chief Executive Officer and President, Wade Dawe, are residents of Canada. It might not be possible for investors in the United States to collect judgments obtained in United States courts predicated on the civil liability provisions of U.S. securities legislation. It could also be difficult for you to effect service of process in connection with any action brought in the United States upon such directors and experts. Execution by United States courts of any judgment obtained against us, or any of the directors, executive officers or experts identified in this report or documents incorporated by reference herein, in United States courts would be limited to the assets, or the assets of such persons or corporations, as the case might be, in the United States.

The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.

Risks Relating to the Arrangement

Failure to complete the Arrangement with Linear could negatively impact our stock price and future business and financial results.

The Arrangement Agreement contains a number of important conditions that must be satisfied before we can complete the Arrangement, including, among other things, conditions relating to (i) obtaining the necessary interim and final orders of the Court of Queen’s Bench of Alberta, (ii) approval of certain aspects of the transaction by Linear shareholders and our shareholders, (iii) approval by the TSX and the NYSE Amex of the listing of our common shares to be issued in the Arrangement, including the common shares issuable upon exercise of the Replacement Options and Replacement Warrants, (iv) absence of certain actions, suits, proceedings or objection or opposition before any governmental or regulatory authority, (v) receipt of required regulatory approvals, (vi) our common shares, the Replacement Options and the Replacement Warrants issued in the Arrangement being exempt from the registration requirements of the Securities Act of 1933, as amended and (vii) the effectiveness of a U.S. registration statement registering the issuance of our common shares issuable upon exercise of the Replacement Options and Replacement Warrants under the Securities Act of 1933, as amended.

If the transaction is not completed for any reason, our ongoing business and financial results may be adversely affected.

For example, the amended repayment schedule agreed to on March 9, 2010 under the Project Facility with the Banks requires us to pay $10 million upon the earlier to occur of July 2, 2010 and two business days following the consummation of the Arrangement. If the Arrangement with Linear is not consummated, we may not have sufficient cash-on-hand to meet this and the other repayment obligations under the Project Facility or in connection with our obligations to repay the $4,290,000 principal amount of convertible debentures due August 23, 2010 owned by RAB. In addition, if the transaction is not completed, we will be subject to a number of additional risks, including the following:

•	Under the terms of the Arrangement Agreement, in certain circumstances, if the Arrangement is not completed, we will be required to pay a Cdn$4,000,000 termination fee to Linear; and

•
The price of our common shares may decline to the extent that the current market price of our common shares reflect a market assumption that the transaction will be completed and that the related benefits and synergies will be realized, or as a result of the market’s perceptions that the transaction was not consummated due to an adverse change in our business or financial condition.

In addition, whether or not the transaction is completed, the pending transaction could adversely affect our operations because:

•
matters relating to the Arrangement (including integration planning) require substantial commitments of time and resources by our management and employees, whether or not the transaction is completed, which could otherwise have been devoted to other opportunities that may have been beneficial to us;

•
our ability to attract new employees and consultants and retain its existing employees and consultants may be harmed by uncertainties associated with the transaction, and we may be required to incur substantial costs to recruit replacements for lost personnel or consultants; and

•
shareholder lawsuits could be filed against us challenging the transaction. If this occurs, even if the lawsuits are groundless and we ultimately prevail, we may incur substantial legal fees and expenses defending these lawsuits, and the transaction may be prevented or delayed.

We cannot guarantee when, or whether, the Arrangement will be completed, that there will not be a delay in the completion of the Arrangement or that all or any of the anticipated benefits of the Arrangement will be obtained. If the transaction is not completed or is delayed, we may experience the risks discussed above which may adversely affect our business, financial results and share price.

We may be unable to successfully integrate with Linear.

Achieving the anticipated benefits of the Arrangement will depend in part upon our ability to integrate our business with Linear’s business in an efficient and effective manner. Our attempt to integrate two companies that have previously operated independently may result in significant challenges, and we may be unable to accomplish the integration smoothly or successfully. In particular, the necessity of coordinating geographically dispersed organizations and addressing possible differences in corporate cultures and management philosophies may increase the difficulties of integration. The integration will require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day operations of the businesses of the combined company. The process of integrating operations after the transaction could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. Employee uncertainty, lack of focus or turnover during the integration process may also disrupt the businesses of the combined company. Any inability of management to successfully integrate our operations with Linear’s operations could have a material adverse effect on the business and financial condition of the combined company.

The issuance of our common shares, the Replacement Warrants and the Replacement Options pursuant to the Arrangement may cause the market price of our common shares to decline.

As of June 23, 2010, 337,973,660 of our common shares were outstanding and an additional 127,302,684 of our common shares were subject to outstanding options, warrants and convertible debentures to purchase or acquire of our common shares. We currently expect that in connection with the Arrangement we will issue approximately 242 million of our common shares (assuming that no Linear shareholder exercises dissent rights) to the former Linear shareholders and reserve approximately 60 million of our common shares for issue on exercise of the Replacement Options and the Replacement Warrants. The issuance of these common shares and the sale of such common shares in the public market from time to time could depress the market price for of our common shares.

If we are able to complete the Arrangement, our shareholders will experience immediate dilution as a consequence of the issuance of our common shares as consideration in the transaction. The existence of a large minority share position may reduce the influence that our current shareholders have on the management of the combined company.

If the Arrangement is completed, the influence of our current shareholders, in their capacity as shareholders of the combined company, will be significantly reduced. Following the Arrangement, if consummated, our current shareholders would hold, in the aggregate, approximately 53.2% of the issued and outstanding shares of the combined company and current Linear shareholders would hold, in the aggregate, approximately 46.8% of the combined company (based on the number of our common shares and Linear common shares outstanding as of the date hereof). Therefore, certain former Linear shareholders may have the ability to exercise influence over the election of directors and other issues submitted to the shareholders of the combined company.

We will incur significant transaction, combination-related and restructuring costs in connection with the transaction, some of which will be incurred even if the transaction is never completed.

We expect that we will be obligated to pay transaction fees and other expenses related to the transaction of approximately $4.7 million, including financial advisors’ fees, filing fees, legal and accounting fees, soliciting fees, regulatory fees and mailing costs. This amount is a preliminary estimate and the actual amount may be higher or lower but a significant portion of these fees and expenses will be incurred even if we do not complete the transaction. In addition, in connection with the closing of the Arrangement, Linear is expected to pay up to Cdn$1.7 million in payments and retention bonuses to Linear management and staff. Also, upon the resignation of R. David Russell as president and chief executive officer, we expect to pay R. David Russell up to approximately $1.7 million in severance and other benefits under his employment agreement.

Furthermore, we expect to incur significant costs associated with combining the operations of the two companies, including incurring additional employee severance costs. However, it will be difficult to predict the specific size of those charges before we begin the integration process. The combined company may incur additional unanticipated costs as a consequence of difficulties arising from our efforts to integrate the operations of the two companies. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, combination-related and restructuring costs over time, we cannot give any assurance that a net benefit will be achieved in the near future, or at all.

Charges to earnings resulting from the application of the acquisition method of accounting may adversely affect the market value of our common shares following the transaction.

In accordance with U.S. GAAP, the transaction will be accounted for using the acquisition method of accounting, which will result in charges to earnings that could have an adverse impact on the market value of our common shares following completion of the transaction. Under the acquisition method of accounting, the total estimated purchase price will be allocated to Linear’s net tangible assets and identifiable intangible assets based on their fair values as of the date of completion of the transaction.

We may incur additional expenses and find it necessary to record impairment to the value of acquired mineral resource properties after completion of the transaction. Changes in earnings per share, including as a result of this incremental expense, could adversely affect the trading price of our common shares.

Potential payments made to Linear’s dissenting shareholders in respect of their common shares could exceed the amount of consideration otherwise due to them under the terms of the Arrangement Agreement.

Under Canadian and Alberta corporate laws, Linear shareholders will have the right to dissent in respect of the approval of the Arrangement. If the Linear shareholders exercise their right to dissent in compliance with applicable Canadian dissent procedures, such dissenting shareholders will be entitled to be paid the judicially determined fair value of their Linear common shares. While Apollo Gold Corporation and Linear believe that the value of the consideration to be paid to Linear shareholders pursuant to the transaction is equal to or exceeds the fair value of the Linear common shares, there can be no assurance that a court would agree with this assessment and consequently the amount the dissenting shareholders receive could be higher than the consideration to which such shareholders would have been entitled under the Arrangement Agreement. As a result, we may be required to pay a portion of the purchase price in cash where it otherwise would not have do so if all Linear common shares were exchanged for our common shares in accordance with the Arrangement Agreement. Such payments to dissenting shareholders could have an adverse effect on the combined company’s financial position.

Linear’s public filings are subject to Canadian disclosure standards, which differ from SEC requirements.

Linear is a Canadian issuer that is required to prepare and file its periodic and other filings in accordance with Canadian disclosure requirements. As a result, certain of the information about Linear that is contained in the proxy statement that we filed with the SEC on May 26, 2010 was prepared with a view to compliance with Canadian GAAP and Canadian disclosure regulations, rather than the requirements that would apply in the United States. Because Canadian disclosure requirements are different from SEC requirements, the information about Linear contained in that proxy statement may not be comparable to similar information available about us or other U.S. issuers.

Our directors and executive officers may have interests in the Arrangement that are different from those of our shareholders generally.

Certain of our executive officers and directors may have interests in the Arrangement that may be different from, or in addition to, the interests of our shareholders generally. For example, R. David Russell, our president and chief executive officer, will resign following the completion of the transaction and, in connection therewith, pursuant to the terms of the Arrangement Agreement, although the Arrangement does not qualify as a “change of control” as defined in Mr. Russell’s employment agreement, Mr. Russell will receive all termination and other amounts owing under his employment agreement as if he had been terminated without cause, which amounts will not exceed approximately $1.7 million. Furthermore, immediately following the effective time of the Arrangement, three directors who currently serve on our board of directors, currently expected to be Marvin K. Kaiser, David W. Peat and Charles E. Stott, will continue to serve as directors of the combined company.

The business of the combined company will be subject to risks currently affecting our business and the business of Linear.

After the completion of the transaction, the business of the combined company, as well as the price of our common shares, will be subject to numerous risks currently affecting our business and the business Linear, including:

•	unexpected changes in business and economic conditions, including the recent significant deterioration in global financial and capital markets;
•	significant increases or decreases in gold prices;
•	changes in interest and currency exchange rates including the LIBOR rate;
•	timing and amount of production;
•	unanticipated changes in grade of ore;
•	unanticipated recovery or production problems;
•	changes in operating costs;
•	operational problems at the combined company’s mining properties;
•	metallurgy, processing, access, availability of materials, equipment, supplies and water;
•	determination of reserves;
•	costs and timing of development of new reserves;
•	results of current and future exploration and development activities;
•	results of future feasibility studies;
•	joint venture relationships;
•	political or economic instability, either globally or in the countries in which the companies operate;
•	local and community impacts and issues;
•	banking relationships;
•	timing of receipt of government approvals;
•	accidents and labor disputes;
•	environmental costs and risks;
•	competitive factors, including competition for property acquisitions; and
•	availability of external financing at reasonable rates or at all.

For a discussion of our business and the businesses Linear, together with factors to consider in connection with those businesses, see the documents incorporated by reference in this prospectus supplement including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, the section of our proxy statement filed with the SEC on May 26, 2010 under the heading “Apollo’s Documents Incorporated by Reference” and the discussion of Linear’s business and the risks associated therewith in our proxy statement under the heading “Detailed Information About Linear Gold Corp.”

The combined company’s substantial debt could adversely affect its financial condition, and its related debt service obligations may adversely affect its cash flow and ability to invest in and grow its businesses.

As of the date hereof, we have approximately $51.7 million of indebtedness outstanding under the Project Facility. Under the revised repayment schedule relating to the Project Facility that was agreed to with the Banks on March 9, 2010, we will be required to make additional repayments totaling at least $25 million in 2010, which will be payable as follows: (i) $10 million on the earlier of July 2, 2010 and the date that is two business days following the consummation of the Arrangement, (ii) $10 million on the earlier of September 30, 2010 and the date on which the proceeds from any one or more equity raisings following the consummation of the Arrangement equals $10 million, and (iii) $5 million on December 31, 2010. The remaining indebtedness outstanding under the Project Facility is to be repaid between March 31, 2011 and March 31, 2013 on dates to be agreed to by the combined company and the Banks. If the combined company and the Banks are unable to agree on a repayment schedule with respect to this remaining indebtedness on or before September 30, 2010, such amount will become due and payable on December 31, 2010. In addition, we have approximately $4.29 million principal amount of convertible debentures that are due on August 23, 2010. If the combined company is unable to satisfy its indebtedness obligations, it will be unable to continue its operations, including its planned development and exploration activities.

We will require significant additional capital to continue existing operations and Linear’s exploration and development activities, and, if warranted, to develop mining operations.

Upon completion of the transaction, substantial expenditures will be required to develop Linear’s Goldfields mine development project located in Saskatchewan, Canada and to continue with exploration at our Grey Fox and Pike River properties and our Huizopa exploration project, as well as Linear’s Ixhuatan project in Chiapas, Mexico and its exploration properties located in the Dominican Republic. In order to develop and explore these projects and properties, the combined company will be required to expend significant amounts for, among other things, geological and geochemical analysis, assaying, and, if warranted, feasibility studies with regard to the results of exploration. We may not benefit from these investments if it is unable to identify commercially exploitable mineralized material. If we are successful in identifying reserves, it will require significant additional capital to construct facilities necessary to extract those reserves. Our ability to obtain necessary funding depends upon a number of factors, including the state of the national and worldwide economy and the price of gold.

We may not be successful in obtaining the required financing for these or other purposes on terms that are favorable to it or at all, in which case its ability to continue operating would be adversely affected. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration or potential development.

Even if the combined company is able to acquire capital to continue its exploration and development activities, there can be no certainty that its exploration and development activities will be commercially successful.

Linear currently has no properties that produce gold in commercial quantities. Similarly, our Grey Fox and Pike River properties, as well as our Huizopa project, are in the exploration phase. Substantial efforts and regulatory hurdles are required to establish ore reserves through drilling and analysis, to develop metallurgical processes to extract metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. We cannot assure you that any gold reserves or mineralized material acquired or discovered will be in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis or at all.

The Linear properties could be subject to environmental risks, which we will assume after the transaction and which could expose us to significant liability and delay, suspension or termination of exploration and development efforts.

Mining is subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulation, if any, may adversely affect our operations, make our operations prohibitively expensive, or prohibit them altogether. Environmental hazards may exist on the properties in which we may hold interests in the future, including the Linear properties, that are unknown to us at the present and that have been caused by us, Linear, or previous owners or operators, or that may have occurred naturally. Under applicable environmental laws, prior property owners may be liable for remediating any damage that those owners may have caused. Mining properties that we obtain from Linear in the Arrangement may cause us to be liable for remediating any damage that Linear may have caused. The liability could include response costs for removing or remediating the release and damage to natural resources, including ground water, as well as the payment of fines and penalties.

THE ARRANGEMENT

The following discussion contains material information pertaining to the Arrangement, including the Arrangement Agreement and Plan of Arrangement. This discussion is subject, and qualified in its entirety by reference, to the Arrangement Agreement and the form of Plan of Arrangement, which are incorporated by reference in this prospectus supplement. We urge you to read and review the Arrangement Agreement and the form of Plan of Arrangement in their entirety as well as the following discussion in this prospectus supplement.

Overview of the Arrangement

The Arrangement will be carried out pursuant to (i) the Arrangement Agreement and (ii) a court-approved arrangement under section 193 of the Business Corporations Act (Alberta), which we sometimes refer to in this prospectus supplement as the Plan of Arrangement.  The Arrangement Agreement and Plan of Arrangement provide that we will acquire (i) each outstanding Linear common share (other than those held by Linear shareholders who properly exercise their dissent rights) in exchange for 5.4742 of our common shares, which we sometimes refer to as the Exchange Ratio, (ii) each outstanding Linear Warrant in exchange for a Replacement Warrant and (iii) each outstanding Linear Option in exchange for a Replacement Option.  Linear shareholders who properly exercise their dissent rights will be entitled to be paid the fair value of their Linear common shares.  In addition, pursuant to the Arrangement Agreement and the Plan of Arrangement, 1526735 Alberta ULC, our wholly owned subsidiary, and Linear will be amalgamated and continue as one unlimited liability corporation under the Business Corporations Act (Alberta).

The purpose of the Arrangement is for us to acquire all of the issued and outstanding Linear common shares, Linear Options and Linear Warrants upon the amalgamation of 1526735 Alberta ULC and Linear and, as consideration therefor, to issue our common shares to the former Linear shareholders, Replacement Options to the former Linear optionholders and Replacement Warrants to the former Linear warrantholders, all on the basis of the Exchange Ratio (subject to corresponding adjustment to the respective exercise prices of the Replacement Options and Replacement Warrants). If permitted by applicable laws, we intend to cause Linear to apply to de-list the Linear common shares from the TSX as soon as practicable following the effective date of the Arrangement and to apply to cease to be a reporting issuer under the securities laws of each province of Canada in which it is a reporting issuer.

When the Arrangement Becomes Effective

Under the Business Corporations Act (Alberta), which we sometimes refer to in this prospectus supplement as the ABCA, the Court of Queen’s Bench of Alberta, which we sometimes refer to in this prospectus supplement as the Court, must approve the Plan of Arrangement. The Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit.

If the required securityholder approvals are received, the final order from the Court is obtained, every other requirement of the ABCA relating to the Arrangement is complied with and all other conditions set forth in the Arrangement Agreement are satisfied or waived, we currently expect that the effective date of the Arrangement will be on or about June 25, 2010.

Issuance of Common Shares in Connection with the Arrangement

Our common shares to be issued in exchange for the Linear common shares outstanding immediately prior to the effective date of the Arrangement will not be registered under the U.S. Securities Act of 1933, as amended, or any U.S. state securities laws and, to the extent that registration would otherwise be required under Section 5 of the U.S. Securities Act of 1933, will be issued in reliance on the exemption from such registration requirements set forth in Section 3(a)(10) thereof on the basis of the approval of the Court.

Upon completion of the Arrangement, the former Linear shareholders are expected to receive approximately 242,083,209 of our common shares, representing approximately 46.8% of our common shares anticipated to be outstanding immediately after the completion of the Arrangement.

The Combined Company Upon Completion of the Arrangement

On completion of the Arrangement, we will continue to be a corporation existing under the laws of the Business Corporations Act (Yukon) and the former Linear shareholders will be shareholders of Apollo Gold Corporation.

The business and operations of Apollo Gold Corporation and Linear will be consolidated and we expect that the principal executive office of the combined company will remain at 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111 immediately following consummation of the Arrangement.  We will continue to maintain our registered office at 204 Black Street, Suite 300, Whitehorse, Yukon Territory, Canada Y1A 2M9.

Upon closing of the Arrangement and subject to obtaining the requisite shareholder approvals, we intend to file articles of amendment in order to change our name to “Brigus Gold Corp.”  In addition, upon consummation of the Arrangement, the Arrangement Agreement contemplates that:

•
R. David Russell would (i) resign as our President and Chief Executive Officer and, subject to customary releases, be paid all termination and other amounts owing pursuant to his employment agreement which we and Linear agree will not exceed approximately $1.7 million in the aggregate and (ii) enter into a consulting agreement with us;

•	Wade Dawe (the current President and Chief Executive Officer of Linear) would be appointed our President and Chief Executive Officer;

•
Linear management and staff not continuing with the combined company following the closing of the Arrangement will be paid such termination, buyout and severance amounts and retention bonuses as set forth in such employee’s employment agreement or as provided under applicable law, which payment amounts are not to exceed Cdn$1.7 million in the aggregate;

•
the combined company will consist of seven directors, which will be composed of (i) three of our designees (currently expected to be Marvin K. Kaiser, David W. Peat and Charles E. Stott); (ii) three Linear designees (including Wade Dawe, the current President and Chief Executive Officer of Linear, who would be appointed as the chairman of the combined company’s board of directors) and (iii) one nominee who would be a technical person mutually agreed upon by us and Linear.

Subject to, among other things, the necessary shareholder approval, we expect to undertake a share consolidation immediately following the consummation of the Arrangement on the basis of one post-consolidation combined entity common share for every four of our common shares outstanding immediately prior to the share consolidation.  Unless otherwise expressly stated herein, all references to our common shares in this prospectus supplement are on a pre-consolidation basis.

USE OF PROCEEDS

This prospectus relates to the sale of up to 47,202,735 common shares of Apollo Gold Corporation issuable upon exercise of the Replacement Options and the Replacement Warrants at prices ranging from Cdn$0.19 to Cdn$0.55 per share. We expect that the Replacement Options and the Replacement Warrants will be issued in connection with our proposed business combination with Linear Gold Corp. pursuant to which it is expected that the businesses of Apollo Gold Corporation and Linear Gold Corp. would be combined by way of the Plan of Arrangement.  The consummation of the Arrangement is subject to a number of conditions precedent including, but not limited to, certain shareholder, regulatory and judicial approvals. Please see our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 26, 2010 for additional information regarding the Arrangement, the Replacement Options and the Replacement Warrants.

Pursuant to the terms the Arrangement Agreement, we agreed to register the issuance of the common shares issuable upon exercise of the Replacement Options and the Replacement Warrants.  This prospectus supplement is filed in connection with this registration obligation.

If all Replacement Options and Replacement Warrants registered hereunder are exercised, we would receive gross proceeds of approximately Cdn$21 million (assuming that no holders of the Replacement Options and the Replacement Warrants exercise their securities on a cashless basis).  However, there can be no assurance that the Replacement Options and the Replacement Warrants will be exercised in whole or in part and therefore, that we will receive any proceeds.  If any of the Replacement Options or the Replacement Warrants are exercised, we intend to use the net proceeds from the exercise price of such compensation warrants for the exploration and development of our properties and working capital and general corporate purposes.

PRICE RANGE OF OUR COMMON SHARES

Our common shares are listed on the NYSE Amex under the trading symbol “AGT” and on the TSX under the trading symbol “APG.”  As of June 23, 2010, 337,973,660 common shares were outstanding, and we had approximately 1,000 shareholders of record.  On June 23, 2010, the closing price for our common shares on the NYSE Amex was $0.3175 per share and the closing price on the TSX was Cdn$0.345 per share.  We expect that following the consummation of the Arrangement, Apollo Gold Corporation’s name will change to “Brigus Gold Corp.” and our common shares will trade on the NYSE Amex and the TSX under the symbol “BRD.”

The following table sets forth, for the periods indicated, the reported high and low market closing prices per share of our common shares.

	NYSE Amex (AGT)		TSX (APG)
	High	Low	High	Low
	($)		Cdn$
2010:
First Quarter	0.50	0.33	0.53	0.33
Second Quarter (through June 23, 2010)	0.38	0.27	0.39	0.30
2009:
First Quarter	0.38	0.19	0.47	0.24
Second Quarter	0.49	0.30	0.55	0.38
Third Quarter	0.52	0.37	0.56	0.41
Fourth Quarter	0.59	0.44	0.61	0.47
2008:
First Quarter	0.74	0.49	0.72	0.50
Second Quarter	0.70	0.51	0.71	0.53
Third Quarter	0.54	0.24	0.51	0.25
Fourth Quarter	0.25	0.11	0.30	0.13

We have not declared or paid cash dividends on our common shares since our inception.  Future dividend decisions will consider our then-current business results, cash requirements and financial condition.  The Project Facility currently restricts our ability to pay dividends.

PLAN OF DISTRIBUTION

The 47,202,735 common shares registered pursuant to this prospectus supplement are issuable upon exercise from time to time of the Replacement Options and the Replacement Warrants.  To the extent that any of the common shares registered under this prospectus supplement are issued to the holders of the Replacement Options and the Replacement Warrants, such common shares will be issued directly to such holders without the use of underwriters or agents.

The common shares registered by this prospectus supplement will be listed on the NYSE Amex and TSX.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of common shares, without par value.  As of June 23, 2010, there were 337,973,660 of our common shares outstanding.

For a description of our common shares, see “Description of Common Shares” on page 25 of the related prospectus.

DESCRIPTION OF REPLACEMENT OPTIONS AND REPLACEMENT WARRANTS

Options

This prospectus relates to the sale of up to 2,436,019 common shares issuable upon the exercise of the Replacement Options that will be issued in connection with the Arrangement if the Arrangement is consummated. The Replacement Options will be granted under our stock option plan and will be exercisable to acquire, on the terms and conditions set forth in our plan, the number of our common shares (rounded to the nearest whole number) equal to the product of: (A) the number of Linear common shares subject to the applicable Linear Option immediately prior to the effective time of the Arrangement and (B) 5.4742; the exercise price per common share subject to any such Replacement Option shall be an amount (rounded to the nearest cent) equal to the quotient of: (A) the exercise price per Linear common share subject to such Linear Option immediately prior to the effective time of the Arrangement divided by (B) 5.4742.

Of the 2,436,019 common shares issuable upon the exercise of Replacement Options, there are 355,823 Replacement Options with an exercise price of Cdn$0.19, 109,484 Replacement Options with an exercise price of Cdn$0.25, 1,368,550 Replacement Options with an exercise price of Cdn$0.37, 437,936 Replacement Options with an exercise price of Cdn$0.44 and 164,226 Replacement Options with an exercise price of Cdn$0.55.  The Replacement Options are expected to expire on the first anniversary of the date of completion of the Arrangement or June 25, 2011.

Warrants

This prospectus relates to the sale of up to 44,766,716 common shares issuable upon the exercise of the Replacement Warrants that will be issued in connection with the Arrangement if the Arrangement is consummated. The Replacement Options will be exercisable to acquire, on the same terms and conditions as were applicable to such Linear Warrant immediately prior to the effective time of the Arrangement, the number of our common shares (rounded to the nearest whole number) equal to the product of: (A) the number of Linear common shares subject to such Linear Warrant immediately prior to the effective time of the Arrangement; and (B) 5.4742; the exercise price per common share subject to any such Replacement Warrants shall be an amount (rounded to the nearest cent) equal to the quotient of: (A) the exercise price per Linear common share subject to such Linear Warrant immediately prior to the effective time of the Arrangement divided by (B) 5.4742.

Of the 44,766,716 common shares issuable upon the exercise of Replacement Warrants, there are 12,715,078 Replacement Warrants with an exercise price of Cdn$0.27, 3,565,270 Replacement Warrants with an exercise price of Cdn$0.39 and 28,486,368 Replacement Warrants with an exercise price of Cdn$0.55.  The Replacement Warrants will expire at various times through November 19, 2014.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common shares is CIBC Mellon Trust Company, 320 Bay Street, P. O. Box 1, Toronto, Ontario M5H 4A6, Canada.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus supplement, which means that information included in those reports is considered part of this prospectus supplement.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in a report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and exhibits filed in connection with such information, until all of the securities offered pursuant to this prospectus supplement have been sold:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 17, 2010 as amended on April 30, 2010;

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 10, 2010;

3.
Our Current Reports on Form 8-K, filed with the SEC on January 6, 2010, January 11, 2010, February 3, 2010, March 1, 2010, March 9, 2010, March 23, 2010, April 1, 2010, April 13, 2010, April 26, 2010 and June 21, 2010;

4.	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 26, 2010; and

5.	The description of our capital stock set forth in our Registration Statement on Form 10, filed June 23, 2003.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed modified, superseded or replaced, as applicable, for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus supplement, modifies, supersedes or replaces such statement.  Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement.  Subject to the foregoing, all information appearing in this prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Statements contained in this prospectus supplement as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement or the documents incorporated by reference in this prospectus supplement, each such statement being qualified in all respects by such reference.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents that are not specifically incorporated by reference therein.  You should direct any requests for documents to the Chief Financial Officer, Apollo Gold Corporation, 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220, telephone (720) 886-9656.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-3, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus supplement.  This prospectus supplement, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC.  Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to us and our securities.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy the information we file with the SEC at the following location of the SEC: Public Reference Room, 100 F Street, M.E., Washington, D.C. 20549.  You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, M.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of the site is http://www.sec.gov.

PROSPECTUS

APOLLO GOLD CORPORATION

$100,000,000 Debt Securities, Common Shares and Warrants

28,675,000 Shares of Common Shares Offered by the Selling Shareholder
___________________________

Apollo Gold Corporation (together with its subsidiaries, “Apollo Gold,” “we,” “us,” or “our company”) may use this prospectus to offer and sell from time to time our debt securities, common shares or warrants, in one or more transactions up to a total dollar amount of $100,000,000.  The selling shareholder identified on page 27 may also use this prospectus to offer and sell an aggregate of up to 28,675,000 shares of our common shares.  Apollo Gold Corporation will not receive any proceeds from the sale of the shares being sold by the selling shareholder.

This prospectus provides you with a general description of the securities that we may offer.  The accompanying prospectus supplement sets forth specific information with regard to the particular securities being offered and may add, update or change information contained in this prospectus.  You should read both this prospectus and the prospectus supplement, together with any additional information which is incorporated by reference into this prospectus.

Our common shares are traded on the American Stock Exchange under the symbol “AGT” and on the Toronto Stock Exchange under the symbol “APG.”  On April 21, 2008, the closing price for our common shares on the American Stock Exchange was $0.68 per share and the closing price on the Toronto Stock Exchange was Cdn$0.68 per share.

The selling shareholder may sell the shares in transactions on the American Stock Exchange or the Toronto Stock Exchange and by any other method permitted by applicable law. The selling shareholder may sell the shares at prevailing market prices or at prices negotiated with purchasers and will be responsible for any commissions or discounts due to brokers or dealers. The amount of these commissions or discounts cannot be known at this time because they will be negotiated at the time of the sales.  See “Plan of Distribution” beginning on page 28.

References in this prospectus to “$” are to United States dollars.  Canadian dollars are indicated by the symbol “Cdn$”.

This prospectus may not be used to offer and sell securities unless accompanied by the applicable prospectus supplement.

The securities offered in this prospectus involve a high degree of risk.  You should carefully consider the matters set forth in “Risk Factors” beginning on page 5 of this prospectus in determining whether to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2008.

You should rely only on information contained or incorporated by reference in this prospectus.  Neither we nor the selling shareholder have authorized anyone to provide you with information different from that contained or incorporated in this prospectus.

Neither we nor the selling shareholder are making an offer of these securities in any jurisdiction where the offering is not permitted.

You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the dates of the documents incorporated by reference.

-i-

IMPORTANT NOTICE TO READERS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process on Form S-3.  Under the shelf registration, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000.  In addition, St Andrew Goldfields may from time to time offer and sell up to 28,675,000 shares of our common shares in one or more underwritten offerings under this registration statement.

This prospectus provides you with a general description of the securities that we or St Andrew Goldfields may offer.  Each time that we or St Andrew Goldfields sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement also may add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with additional information incorporated by reference in this prospectus before making an investment in our securities.  See “Where You Can Find More Information” for more information.  We or St Andrew Goldfields may use this prospectus to sell securities only if it is accompanied by a prospectus supplement.

The registration statement of which this prospectus is a part, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC’s website, located at http://www.sec.gov, or at the SEC’s offices referenced under the heading “Where You Can Find More Information.”

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on its front cover.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (which we sometimes refer to in this prospectus as the “Exchange Act”), and file annual, quarterly and periodic reports, proxy statements and other information with the Unites States Securities and Exchange Commission (which we sometimes refer to in this prospectus as the “SEC”).  The SEC maintains a web site (http://www.sec.gov) on which our reports, proxy statements and other information are made available.  Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We have filed with the SEC a Registration Statement on Form S-3, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus.  This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC.  Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to us and the securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus.  Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and in prior reports.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered pursuant to this prospectus have been sold:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2007;

2.	Our Current Report on Form 8-K filed with the SEC on March 31, 2008; and

3.	The description of our capital stock set forth in our Registration Statement on Form 10, filed June 23, 2003.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to the Chief Financial Officer, Apollo Gold Corporation, 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220, telephone (720) 886-9656.

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents.  Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you.  You should refer to the copy of such contract or other document filed as an exhibit to our filings.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to our financial condition, results of operations, business prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts.  Words such as “anticipates,” “expects,” “intends,” and similar expressions identify forward-looking statements.  These statements include comments regarding:

•	future timing and operational results and cash flows from the Montana Tunnels mine;
•	the establishment and estimates of mineral reserves and resources;
•	the timing of completion of a Black Fox feasibility study;
•	production and production costs;
•	daily production and mill throughput rates;
•	cash operating costs;
•	total cash costs;
•	grade of ore mined and milled;
•	grade of concentrates produced;
•	anticipated expenditures for development, exploration, and corporate overhead;
•	timing and issue of permits;
•	expansion plans for existing properties;
•	plans for Black Fox and Huizopa, including drilling;
•	estimates of closure costs;
•	future financing of projects at Apollo;
•	liquidity;
•	estimates of environmental liabilities;

•	our ability to obtain financing to fund our estimated expenditure and capital requirements;
•	factors impacting our results of operations; and
•	the impact of adoption of new accounting standards.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and other factors described in more detail in this prospectus:

•	unexpected changes in business and economic conditions;
•	significant increases or decreases in gold prices and zinc prices;
•	changes in interest and currency exchange rates;
•	timing and amount of production;
•	unanticipated grade changes;
•	unanticipated recovery or production problems;
•	operational problems at our mining property;
•	metallurgy, processing, access, availability of materials, equipment, supplies and water;
•	determination of reserves;
•	changes in project parameters;
•	costs and timing of development of new reserves;
•	results of current and future exploration activities;
•	results of pending and future feasibility studies;
•	joint venture relationships;
•	political or economic instability, either globally or in the countries in which we operate;
•	local and community impacts and issues;
•	timing of receipt of government approvals;
•	accidents and labor disputes;
•	environmental costs and risks;
•	competitive factors, including competition for property acquisitions;
•	availability of external financing at reasonable rates or at all; and
•	the factors discussed in this prospectus under the heading “Risk Factors.”

Many of these factors are beyond our ability to control or predict.  These factors are not intended to represent a complete list of the general or specific factors that may affect us.  We may note additional factors elsewhere in this prospectus, in an accompanying prospectus supplement and in any documents incorporated by reference into this prospectus and the related prospectus supplement.  We undertake no obligation to update forward-looking statements.

APOLLO GOLD CORPORATION

The earliest predecessor to Apollo Gold Corporation was incorporated under the laws of the Province of Ontario in 1936.  In May 2003, it reincorporated under the laws of the Yukon Territory.  Apollo Gold Corporation maintains its registered office at 204 Black Street, Suite 300, Whitehorse, Yukon Territory, Canada Y1A 2M9, and the telephone number at that office is (867) 668-5252.  Apollo Gold Corporation maintains its principal executive office at 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220, and the telephone number at that office is (720) 886-9656.  Our internet address is http://www.apollogold.com.  Information contained on our website is not a part of this prospectus.

Apollo is engaged in gold mining including extraction, processing, refining and the production of by-product metals, as well as related activities including exploration and development.  The Company is the operator of the Montana Tunnels mine, which is a 50% joint venture with Elkhorn Tunnels, LLC.  The Mine is an open pit mine and mill producing gold doré and lead-gold and zinc-gold concentrates.

Apollo has a development project, the Black Fox Project, which is located near the Township of Matheson in the Province of Ontario, Canada.  Apollo also owns Mexican subsidiaries which own concessions at the Huizopa exploration project, located in the Sierra Madres in Chihuahua, Mexico.  The Huizopa project is subject to an 80% Apollo/20% Mineras Coronado joint venture agreement.

RISK FACTORS

An investment in the securities involves a high degree of risk.  You should consider the following discussion of risks in addition to the other information in this prospectus before purchasing any of the securities.  In addition to historic information, the information in this prospectus contains “forward looking” statements about our future business and performance.  Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus.  The risks below address some of the factors that may affect our future operating results and financial performance.

We have a history of losses.

With the exception of the most recent fiscal year during which we had a net income of $2,416,000, we have incurred significant losses.  Our net losses were $15,587,000 and $22,208,000 for the years ended December 31, 2006 and 2005, respectively.  There can be no assurance that we will achieve or sustain profitability in the future.

We have experienced operational problems at our Montana Tunnels mine.

Since the sale of our Florida Canyon and Standard mines in November 2005, all of our revenues have been derived from our milling operations at the Montana Tunnels mine, which is a low grade mine.  Historically, the Montana Tunnels mine has been unprofitable.  During 2004, we experienced problems related to the milling of low-grade ore at the Montana Tunnels mine, which negatively affected our revenues and earnings.  Throughout 2005, we experienced operational problems, particularly in the open pit, leading to the suspension of mining on October 21, 2005 for safety reasons due to increased wall activity in the open pit.  After the suspension of mining and until May 12, 2006, we were able to continue to produce gold doré, lead-gold and zinc-gold concentrates from milling low grade stockpiled ore.  However, on May 12, 2006, all operations ceased at the mine and it was placed on care and maintenance.  On July 28, 2006, we entered into a joint venture agreement with Elkhorn Tunnels, LLC, in respect of the Montana Tunnels mine pursuant to which Elkhorn Tunnels made financial contributions in exchange for a fifty percent interest in the mine.  Mill operations recommenced in March 2007, however there can be no assurances that we will not encounter additional operational problems at our Montana Tunnels mine.

Our earnings may be affected by metals price volatility, specifically the volatility of gold and zinc prices.

We historically have derived all of our revenues from the sale of gold, silver, lead and zinc, and our development and exploration activities are focused on gold. As a result, our future earnings are directly related to the price of gold. Changes in the price of gold significantly affect our profitability. Gold prices historically have fluctuated widely, based on numerous industry factors including:

•	industrial and jewelry demand;
•	central bank lending, sales and purchases of gold;
•	forward sales of gold by producers and speculators;
•	production and cost levels in major gold-producing regions; and
•	rapid short-term changes in supply and demand because of speculative or hedging activities.

Gold prices are also affected by macroeconomic factors, including:

•	confidence in the global monetary system;
•	expectations of the future rate of inflation (if any);

•	the strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted) and other currencies;
•	interest rates; and
•	global or regional political or economic events, including but not limited to acts of terrorism.

The current demand for, and supply of, gold also affects gold prices. The supply of gold consists of a combination of new production from mining and existing stock of bullion held by government central banks, public and private financial institutions, industrial organizations and private individuals. As the amounts produced by all producers in any single year constitute a small portion of the total potential supply of gold, normal variations in current production do not usually have a significant impact on the supply of gold or on its price. Mobilization of gold held by central banks through lending and official sales may have a significant adverse impact on the gold price.

All of the above factors are beyond our control and are impossible for us to predict. If the market prices for gold, silver, zinc or lead fall below our costs to produce them for a sustained period of time, we will experience additional losses and we could also be required by our reduced revenue to discontinue exploration, development and/or mining at one or more of our properties.

We do not currently have and may not be able to raise the funds necessary to explore and develop our Black Fox and Huizopa properties.

We do not currently have sufficient funds to complete all of our planned development activities at Black Fox and our planned exploration activities at Huizopa or to develop a mine at Black Fox. The development of Black Fox and exploration of Huizopa will require significant capital expenditures. Sources of external financing may include bank and non-bank borrowings and future debt and equity offerings. There can be no assurance that financing will be available on acceptable terms, or at all. The failure to obtain financing would have a material adverse effect on our growth strategy and our results of operations and financial condition.

Substantially all of our assets are pledged to secure our indebtedness.

Substantially all of the Montana Tunnels assets and our Black Fox property are pledged to secure indebtedness outstanding under the Facility Agreement, dated October 12, 2007, by and among Montana Tunnels Mining, Inc., Apollo, Apollo Gold, Inc., a wholly owned subsidiary of Apollo, RMB Australia Holdings Limited and RMB Resources Inc. Since these assets represent substantially all of our assets, we will not have access to additional secured lending until this indebtedness is repaid, which may require us to raise additional funds through unsecured debt and equity offerings. Default under our debt obligations would entitle our lenders to foreclose on our assets. The inability to raise additional working capital or the foreclosure of our assets could have a material adverse effect on our financial condition and results of operations.

Our Huizopa exploration project is subject to political and regulatory uncertainty.

Our Huizopa exploration project is located in the northern part of the Sierra Madres in the State of Chihuahua, Mexico.  There are numerous risks inherent in conducting business in Mexico, including political and economic instability, exposure to currency fluctuations, greater difficulties in accounts receivable collection, difficulties in staffing and managing operations and potentially adverse tax consequences.  In addition, our ability to explore and develop our Huizopa exploration project is subject to maintaining satisfactory relations with the Ejido Huizopa, which is a group of local inhabitants who under Mexican law are granted rights to conduct agricultural activities and control surface access on the property.  In 2006, we entered into an agreement with the Ejido Huizopa pursuant to which we agreed to make annual payments to the Ejido Huizopa in exchange for the right to use the land covering our mining concessions for all activities necessary for the exploration, development and production of potential ore deposits.  There can be no assurances that the Ejido Huizopa will continue to honor the agreement.  If we are unable to successfully manage our operations in Mexico or maintain satisfactory relations with the Ejido Huizopa, our development of the Huizopa property could be hindered or terminated and, as a result, our business and financial condition could be adversely affected.

Our reserve estimates are potentially inaccurate.

We estimate our reserves on our properties as either “proven reserves” or “probable reserves.” Our ore reserve figures and costs are primarily estimates and are not guarantees that we will recover the indicated quantities of these metals. We estimate proven reserve quantities based on sampling and testing of sites conducted by us and by independent companies hired by us. Probable reserves are based on information similar to that used for proven reserves, but the sites for sampling are less extensive, and the degree of certainty is less. Reserve estimation is an interpretive process based upon available geological data and statistical inferences and is inherently imprecise and may prove to be unreliable.

Our reserves are reduced as existing reserves are depleted through production. Reserves may be reduced due to lower than anticipated volume and grade of reserves mined and processed and recovery rates.

Reserve estimates are calculated using assumptions regarding metals prices. These prices have fluctuated widely in the past. Declines in the market price of metals, as well as increased production costs, capital costs and reduced recovery rates, may render reserves uneconomic to exploit, and lead to a reduction in reserves. Any material reduction in our reserves may lead to increased net losses, reduced cash flow, asset write-downs and other adverse effects on our results of operations and financial condition, including difficulty in obtaining financing and a decrease in our stock price. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations. No assurance can be given that the amount of metal estimated will be produced or the indicated level of recovery of these metals will be realized.

We may not achieve our production estimates.

We prepare estimates of future production for our operations. We develop our estimates based on, among other things, mining experience, reserve estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics) and estimated rates and costs of mining and processing. In the past, our actual production from time to time has been lower than our production estimates and this may be the case in the future.

Each of these factors also applies to future development properties not yet in production and to the Montana Tunnels mine expansion. In the case of mines we may develop in the future, we do not have the benefit of actual experience in our estimates, and there is a greater likelihood that the actual results will vary from the estimates. In addition, development and expansion projects are subject to unexpected construction and start-up problems and delays.

Our future profitability depends in part, on actual economic returns and actual costs of developing mines, which may differ significantly from our estimates and involve unexpected problems, costs and delays.

We are engaged in the development of new ore bodies. Our ability to sustain or increase our present level of production is dependent in part on the successful exploration and development of new ore bodies and/or expansion of existing mining operations.  Decisions about the development of Black Fox and other future projects are subject to the successful completion of feasibility studies, issuance of necessary governmental permits and receipt of adequate financing.

Development projects have no operating history upon which to base estimates of future cash flow.  Our estimates of proven and probable ore reserves and cash operating costs are, to a large extent, based upon detailed geologic and engineering analysis.  We also conduct feasibility studies that derive estimates of capital and operating costs based upon many factors.

It is possible that actual costs and economic returns may differ materially from our best estimates.  It is not unusual in the mining industry for new mining operations to experience unexpected problems during the start-up phase and to require more capital than anticipated.  There can be no assurance that the Black Fox property that we are developing will be profitable.

Mineral exploration in general, and gold exploration in particular, is speculative and is frequently unsuccessful.

Mineral exploration, particularly for gold and silver, is highly speculative in nature, capital intensive, involves many risks and frequently is nonproductive.  There can be no assurance that our mineral exploration efforts will be successful.  If we discover a site with gold or other mineralization, it will take a number of years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change.  Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities.  As a result of these uncertainties, no assurance can be given that our exploration programs will result in the expansion or replacement of existing ore reserves that are being depleted by current production.

We have a limited operating history on which to evaluate our potential for future success.

We were formed as a result of a merger in June 2002 and have only a limited operating history upon which you can evaluate our business and prospects.  During this period, we have not generated sufficient revenues to cover our expenses and costs.

The market price of our common shares could experience volatility and could decline significantly.

Our common shares are listed on the American Stock Exchange and the Toronto Stock Exchange. Our share price has declined significantly since 2004, and in 2007 the price of our common shares fluctuated from a low of $0.36 per share to a high of $0.78 per share.  Securities of small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved.  These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries.  Our share price is also likely to be significantly affected by short-term changes in gold and zinc prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. As a result of any of these factors, the market price of our common shares at any given point in time might not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities.  We could in the future be the target of similar litigation.  Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

The existence of outstanding rights to purchase common shares may impair our share price and our ability to raise capital.

As of April 14, 2008, approximately 36.6 million of our common shares are issuable on exercise of warrants, options or other rights to purchase common shares at prices ranging from $0.20 to $2.24. In addition, there are approximately 15.3 million common shares issuable upon the conversion of the $7.7 million outstanding principal amount of convertible debentures issued February 23, 2007 at the option of the holder at a conversion price of $0.50 per share.  During the term of the warrants, options and other rights, the holders are given an opportunity to profit from a rise in the market price of our common shares with a resulting dilution in the interest of the other shareholders.  Our ability to obtain additional equity financing during the period such rights are outstanding may be adversely affected, and the existence of the rights may have an adverse effect on the price of our common shares.  The holders of the warrants, options and other rights can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.

If we complete additional equity financings, then our existing shareholders may experience dilution.

Any additional equity financing that we obtain would involve the sale of our common shares and/or sales of securities that are convertible or exercisable into our common shares, such as share purchase warrants or convertible notes.  There is no assurance that we will be able to complete equity financings that are not dilutive to our existing shareholders.

The titles to some of our properties may be uncertain or defective.

Certain of our United States mineral rights consist of “unpatented” mining claims created and maintained in accordance with the U.S. General Mining Law of 1872.  Unpatented mining claims are unique U.S. property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain.  This uncertainty arises, in part, out of the complex federal and state laws and regulations that supplement the General Mining Law.  Also, unpatented mining claims and related rights, including rights to use the surface, are subject to possible challenges by third parties or contests by the federal government.  The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law.  In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims.

In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law.  Although no such legislation has been adopted to date, there can be no assurance that such legislation will not be adopted in the future.  If ever adopted, such legislation could, among other things, impose royalties on gold production from unpatented mining claims located on federal lands or impose fees on production from patented mining claims.  If such legislation is ever adopted, it could have an adverse impact on earnings from our operations, could reduce estimates of our reserves and could curtail our future exploration and development activity on federal lands or patented claims.

While we have no reason to believe that our rights to mine on any of our properties are in doubt, title to mining properties are subject to potential claims by third parties.  In September 2006, five of our claims associated with our Black Fox Project were listed as reopened for staking on the Ministry of Northern Development and Mines (MNDM) website.  These claims totaling 185 acres were immediately staked by local prospectors. None of our reserves are located on these claims.  Four of these overstaked claims have since been returned to us.  We are negotiating with the overstaker with respect to the remaining claim; however, no guarantee can be made that such negotiations will be successful.  It is our opinion that these claims were erroneously listed as open.  We are working diligently to resolve this matter.

We may lose rights to properties if we fail to meet payment requirements or development or production schedules.

We derive the rights to most of our mineral properties from unpatented mining claims, leaseholds, joint ventures or purchase option agreements which require the payment of maintenance fees, rents, purchase price installments, exploration expenditures, or other fees.  If we fail to make these payments when they are due, our rights to the property may lapse.  There can be no assurance that we will always make payments by the requisite payment dates.  In addition, some contracts with respect to our mineral properties require development or production schedules.  There can be no assurance that we will be able to meet any or all of the development or production schedules.  Our ability to transfer or sell our rights to some of our mineral properties requires government approvals or third party consents, which may not be granted.

We face substantial governmental regulation.

Safety.  Our U.S. mining operation is subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977.  The Occupational Safety and Health Administration (“OSHA”) also has jurisdiction over safety and health standards not covered by MSHA. Our policy is to comply with applicable directives and regulations of MSHA and OSHA.  We have made and expect to make in the future, significant expenditures to comply with these laws and regulations.

Current Environmental Laws and Regulations.  We must comply with environmental standards, laws and regulations that may result in increased costs and delays depending on the nature of the regulated activity and how stringently the regulations are implemented by the regulatory authority.  The costs and delays associated with compliance with such laws and regulations could stop us from proceeding with the exploration of a project or the operation or future exploration of a mine.  Laws and regulations involving the protection and remediation of the environment and the governmental policies for implementation of such laws and regulations are constantly changing and are generally becoming more restrictive.  We have made, and expect to make in the future, significant expenditures to comply with such laws and regulations.

Some of our properties are located in historic mining districts with past production and abandoned mines.  The major historical mine workings and processing facilities owned (wholly or partially) by us in Montana are being targeted by the Montana Department of Environmental Quality (“MDEQ”) for publicly funded cleanup, which reduces our exposure to financial liability.  We are participating with the MDEQ under Voluntary Cleanup Plans on those sites. Our cleanup responsibilities have been completed at the Corbin Flats Facility and at the Gregory Mine site, both located in Jefferson County, Montana, under programs involving cooperative efforts with the MDEQ. MDEQ is also contemplating remediation of the Washington Mine site at public expense under the Surface Mining Control and Reclamation Act of 1977 (“SMCRA”).  In February 2004, we consented to MDEQ’s entry onto the portion of the Washington Mine site owned by us to undertake publicly funded remediation under SMCRA.  In March 2004, we entered into a definitive written settlement agreement with MDEQ and the Bureau of Land Management (“BLM”) under which MDEQ will conduct publicly funded remediation of the Wickes Smelter site under SMCRA and will grant us a site release in exchange for our donation of the portion of the site owned by us to BLM for use as a waste repository.  However, there can be no assurance that we will continue to resolve disputed liability for historical mine and ore processing facility waste sites on such favorable terms in the future.  We remain exposed to liability, or assertions of liability, that would require expenditure of legal defense costs, under joint and several liability statutes for cleanups of historical wastes that have not yet been completed.

Environmental laws and regulations may also have an indirect impact on us, such as increased costs for electricity due to acid rain provisions of the Clean Air Act Amendments of 1990.  Charges by refiners to which we sell our metallic concentrates and products have substantially increased over the past several years because of requirements that refiners meet revised environmental quality standards.  We have no control over the refiners’ operations or their compliance with environmental laws and regulations.

Potential Legislation. Changes to the current laws and regulations governing the operations and activities of mining companies, including changes to the U.S. General Mining Law of 1872, and permitting, environmental, title, health and safety, labor and tax laws, are actively considered from time to time.  We cannot predict which changes may be considered or adopted and changes in these laws and regulations could have a material adverse impact on our business.  Expenses associated with the compliance with new laws or regulations could be material.  Further, increased expenses could prevent or delay exploration or mine development projects and could therefore affect future levels of mineral production.

We are subject to environmental risks.

Environmental Liability.  We are subject to potential risks and liabilities associated with environmental compliance and the disposal of waste rock and materials that occur as a result of our mineral exploration and production.  To the extent that we are subject to environmental liabilities, the payment of such liabilities or the costs that we may incur to remedy any non-compliance with environmental laws would reduce funds otherwise available to us and could have a material adverse effect on our financial condition or results of operations.  If we are unable to fully remedy an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy.  The potential exposure may be significant and could have a material adverse effect on us. We have not purchased insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) because it is not generally available at a reasonable price or at all.

Environmental Permits.  All of our exploration, development and production activities are subject to regulation under one or more of the various state, federal and provincial environmental laws and regulations in Canada, Mexico and the U.S. Many of the regulations require us to obtain permits for our activities.  We must update and review our permits from time to time, and are subject to environmental impact analyses and public review processes prior to approval of the additional activities.  It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have a significant impact on some portion of our business, causing those activities to be economically reevaluated at that time.  Those risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capabilities.  The posting of bonds in accordance with regulatory determinations is a condition to the right to operate under all material operating permits, and therefore increases in bonding requirements could prevent our operations from continuing even if we were in full compliance with all substantive environmental laws.

We face strong competition from other mining companies for the acquisition of new properties.

Mines have limited lives and as a result, we may seek to replace and expand our reserves through the acquisition of new properties.  In addition, there is a limited supply of desirable mineral lands available in the United States, Canada and Mexico and other areas where we would consider conducting exploration and/or production activities.  Because we face strong competition for new properties from other mining companies, most of which have greater financial resources than we do, we may be unable to acquire attractive new mining properties.

We are dependent on certain key personnel.

We are currently dependent upon the ability and experience of R. David Russell, our President and Chief Executive Officer; Richard F. Nanna, our Senior Vice President-Exploration; and Melvyn Williams, our Chief Financial Officer and Senior Vice President-Finance and Corporate Development.  We believe that our success depends on the continued service of our key officers and there can be no assurance that we will be able to retain any or all of such officers.  We currently do not carry key person insurance on any of these individuals, and the loss of one or more of them could have a material adverse effect on our operations.

There may be certain tax risks associated with investments in our company.

Potential investors that are U.S. taxpayers should consider that we could be considered to be a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes. Although we believe that we currently are not a PFIC, the tests for determining PFIC status are dependent upon a number of factors, some of which are beyond our ability to predict or control, and we can not assure you that we are not currently a PFIC or that will not become a PFIC in the future. If we are or become a PFIC, a U.S. taxpayer who disposes of (or is deemed to dispose of) our common shares at a gain or who receives a so-called “excess distribution” on our common shares generally would be subject to a special adverse tax regime. Such gains and excess distributions would be allocated ratably to the U.S. taxpayer’s holding period. The portion of any such gains and excess distributions allocated to the current year would be includible as ordinary income in the current year. Prior years’ allocations would be taxed at the highest marginal rate applicable to ordinary income for each such year and would be subject to interest charges to reflect the value of the U.S. income tax deferral. Additional special adverse rules also apply to investors who are U.S. taxpayers who own our common shares if we are a PFIC and have a non-U.S. subsidiary that is also a PFIC. Special estate tax rules could be applicable to our common shares if we are a PFIC.

Possible hedging activities could expose us to losses.

In connection with our $8.0 million borrowing with RMB Australia Holdings Limited in October 2007, we were required to enter into hedges of approximately 65% and 40%, respectively, of our share of lead and zinc production from the Montana Tunnels mine during the 12 months following the date of the borrowing.  In the future, we may enter into precious and/or base metals hedging contracts that may involve outright forward sales contracts, spot-deferred sales contracts, the use of options which may involve the sale of call options and the purchase of all these hedging instruments.  There can be no assurance that we will be able to successfully hedge against price, currency and interest rate fluctuations.  Further, there can be no assurance that the use of hedging techniques will always be to our benefit. Some hedging instruments may prevent us from realizing the benefit from subsequent increases in market prices with respect to covered production.  This limitation would limit our revenues and profits.  Hedging contracts are also subject to the risk that the other party may be unable or unwilling to perform its obligations under these contracts.  Any significant nonperformance could have a material adverse effect on our financial condition and results of operations.

Our operations may be adversely affected by risks and hazards associated with the mining industry.

Our business is subject to a number of risks and hazards including adverse environmental effects, technical difficulties due to unusual or unexpected geologic formations, and pit wall failures.

Such risks could result in personal injury, environmental damage, damage to and destruction of production facilities, delays in mining and liability.  For some of these risks, we maintain insurance to protect against these losses at levels consistent with our historical experience and industry practice. However, we may not be able to maintain current levels of insurance, particularly if there is a significant increase in the cost of premiums. Insurance against environmental risks is generally too expensive or not available for us and other companies in our industry, and, therefore, we do not maintain environmental insurance.  To the extent we are subject to environmental liabilities, we would have to pay for these liabilities.  Moreover, in the event that we are unable to fully pay for the cost of remediating an environmental problem, we might be required to suspend or significantly curtail operations or enter into other interim compliance measures.

You could have difficulty or be unable to enforce certain civil liabilities on us, certain of our directors and our experts.

We are a Yukon Territory, Canada, corporation.  While our principal executive officer is located in the United States, many of our assets are located outside of the United States.  Additionally, a number of our directors are residents of Canada.  It might not be possible for investors in the United States to collect judgments obtained in United States courts predicated on the civil liability provisions of U.S. securities legislation.  It could also be difficult for you to effect service of process in connection with any action brought in the United States upon such directors.  Execution by United States courts of any judgment obtained against us, or any of the directors, executive officers or experts identified in this prospectus or documents incorporated by reference herein, in United States courts would be limited to the assets, or the assets of such persons or corporations, as the case might be, in the United States.  The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.

RATIO OF EARNINGS TO FIXED CHARGES

The ratios of our earnings to fixed charges for the periods indicated are as follows:

	Year Ended December 31,
	2007	2006	2005	2004	2003
Ratio of Earnings to Fixed Charges	1.2x	-- (1)	-- (1)	-- (1)	-- (1)

(1)  Our earnings were insufficient to cover fixed charges by the following amounts for the years ended December 31,

2006	2005	2004	2003
$12,560,000	$13,428,000	$27,043,000	$15,585,000

The computation of earnings to fixed charges is based on the applicable amounts for us and our subsidiaries on a consolidated basis.  For purposes of computing these ratios, earnings consist of operating income before income taxes plus fixed charges.  Fixed charges consist of interest charges which include accretion on convertible debentures.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered under this prospectus for the exploration and development of our properties, acquisition, exploration and development of additional properties or interests, working capital and general corporate purposes.  Pending the application of the net proceeds, we expect to invest the proceeds in short-term, investment-grade, interest-bearing instruments, or other investment-grade securities.

The selling shareholder will receive all of the proceeds from the sales of the shares of common shares offered by it.  We will not receive any proceeds from the sales of the common shares by the selling shareholder.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series.  The following description summarizes the general terms of the debt securities that we may offer pursuant to this prospectus that are common to all series.  The particular terms of any series of our debt securities will be described in the prospectus supplement relating to those debt securities.  We urge you to read the applicable prospectus supplement for the terms of the series of debt securities offered because the terms of specific series of debt securities may differ from the general information that we have provided below.

We conduct substantially our operations in the United States and Mexico through subsidiaries.  As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that we may be recognized as a creditor of those subsidiaries.  Claims of creditors of our subsidiaries other than us may include substantial amounts of long-term debt, commercial paper and other short-term borrowings.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.”  An indenture is a contract between a financial institution, acting on your behalf as trustee of the debt securities offered, and us.  The debt securities will be issued pursuant to an indenture that we will enter into with a trustee, which we will select.  When we refer to the “indenture” in this prospectus, we are referring to the indenture under which your debt securities are issued, as may be supplemented by any supplemental indenture applicable to your debt securities.  The trustee has two main roles.  First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against us if we default on our obligations under the indenture.  Second, the trustee performs certain administrative duties for us with respect to the debt securities.

A prospectus supplement will describe the specific terms of any particular series of debt securities, including any of the terms in this section that will not apply to that series, and any special considerations, including tax considerations, applicable to those debt securities. The prospectus supplement relating to each series of debt securities that we offer using this prospectus will be attached to the front of this prospectus. In some instances, certain of the precise terms of debt securities you are offered may be described in a further prospectus supplement.  If information in a prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and, where applicable, supersede the information in this prospectus.

The following section is a summary of the principal terms and provisions that will be included in the indenture, unless otherwise provided in any applicable prospectus supplement.  Because this section is a summary, it does not describe every aspect of the debt securities or the indenture.  We urge you to read the indenture and any supplement thereto that are applicable to you.  The form of indenture is filed as an exhibit to the registration statement of which this prospectus is a part.  See “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

General

The senior debt securities will have the same ranking as all of our other unsecured and unsubordinated debt.  The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.

The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities.  The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities.  These terms may include:

•	the title of the debt securities;
•	any limit upon the aggregate principal amount of the debt securities;
•	the date or dates, or the method of determining the dates, on which the debt securities will mature;
•	the interest rate or rates of the debt securities, or the method of determining those rates, the interest payment dates and, for registered debt securities, the regular record dates;
•	if a debt security is issued with original issue discount, the yield to maturity;
•	the places where payments may be made on the debt securities;
•	any mandatory or optional redemption provisions applicable to the debt securities;
•	any sinking fund or analogous provisions applicable to the debt securities;
•	any conversion or exchange provisions applicable to the debt securities;
•	any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;
•	the portion of the principal amount of the debt security payable upon the acceleration of maturity if other than the entire principal amount of the debt securities;

•	any deletions of, or changes or additions to, the events of default or covenants applicable to the debt securities;
•
if other than U.S. dollars, the currency or currencies in which payments of principal, premium and/or interest on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

•	the method of determining the amount of any payments on the debt securities which are linked to an index;
•
whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

•	any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants;
•
whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts; and

•	any other specific terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, (1) the debt securities will be registered debt securities and (2) debt securities denominated in U.S. dollars will be issued, in the case of registered debt securities, in denominations of $1,000 or an integral multiple of $1,000 and, in the case of bearer debt securities, in denominations of $5,000.  Debt securities may bear legends required by U.S. federal tax law and regulations.

If any of the debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest during all or a part of the time that these debt securities are outstanding or bear interest at below-market rates and will be sold at a discount below their stated principal amount at maturity.  The prospectus supplement will also contain special tax, accounting or other information relating to original issue discount securities or relating to other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than U.S. dollars.

Exchange, Registration and Transfer

Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency maintained by us for these purposes, without the payment of any service charge, except for any tax or governmental charges.  The senior trustee initially will be the designated security registrar in the United States for the senior debt securities.  The subordinated trustee initially will be the designated security registrar in the United States for the subordinated debt securities.

If debt securities are issuable as both registered debt securities and bearer debt securities, the bearer debt securities will be exchangeable for registered debt securities.  Except as provided below, bearer debt securities will have outstanding coupons.  If a bearer debt security with related coupons is surrendered in exchange for a registered debt security between a record date and the date set for the payment of interest, the bearer debt security will be surrendered without the coupon relating to that interest payment and that payment will be made only to the holder of the coupon when due.

In the event of any redemption in part of any class or series of debt securities, we will not be required to:

•
issue, register the transfer of, or exchange, debt securities of any series between the opening of business 15 days before any selection of debt securities of that series to be redeemed and the close of business:

•	if debt securities of the series are issuable only as registered debt securities, the day of mailing of the relevant notice of redemption, and

•
if debt securities of the series are issuable as bearer debt securities, the day of the first publication of the relevant notice of redemption or, if debt securities of the series are also issuable as registered debt securities and there is no publication, the day of mailing of the relevant notice of redemption;

•
register the transfer, or exchange, of any registered debt security selected for redemption, in whole or in part, except the unredeemed portion of any registered debt security being redeemed in part; or

•	exchange any bearer debt security selected for redemption, except to exchange it for a registered debt security which is simultaneously surrendered for redemption.

Payment and Paying Agent

We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of a designated paying agent.  Payment of interest on fully registered securities may be made at our option by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement.

We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of a designated paying agent or agents outside of the United States.  Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded.  If any amount payable on any debt security or coupon remains unclaimed at the end of two years after that amount became due and payable, the paying agent will release any unclaimed amounts to us, and the holder of the debt security or coupon will look only to us for payment.

Global Securities

A global security represents one or any other number of individual debt securities.  Generally all debt securities represented by the same global securities will have the same terms.  Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select.  The financial institution that we select for this purpose is called the depositary.  Unless we specify otherwise in the applicable prospectus supplement, The Depositary Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that are issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise.  As a result of these arrangements, the depositary, or its nominee, will be the sole registered holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security.  Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary.  Thus, an investor whose security is represented by a global security will not be registered holder of the debt security, but an indirect holder of a beneficial interest in the global security.

Temporary Global Securities

All or any portion of the debt securities of a series that are issuable as bearer debt securities initially may be represented by one or more temporary global debt securities, without interest coupons, to be deposited with the depositary for credit to the accounts of the beneficial owners of the debt securities or to other accounts as they may direct.  On and after an exchange date provided in the applicable prospectus supplement, each temporary global debt security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or any combination of these forms, as specified in the prospectus supplement.  No bearer debt security delivered in exchange for a portion of a temporary global debt security will be mailed or delivered to any location in the United States.

Interest on a temporary global debt security will be paid to the depositary with respect to the portion held for its account only after they deliver to the trustee a certificate which states that the portion:

•	is not beneficially owned by a United States person;

•	has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States; or

•
if a beneficial interest has been acquired by a United States person, that the person is a financial institution, as defined in the Internal Revenue Code, purchasing for its own account or has acquired the debt security through a financial institution and that the debt securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations to the Internal Revenue Code and that it did not purchase for resale inside the United States.

The certificate must be based on statements provided by the beneficial owners of interests in the temporary global debt security.  The depositary will credit the interest received by it to the accounts of the beneficial owners of the debt security or to other accounts as they may direct.

“United States person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust with income subject to United States federal income taxation regardless of its source.

Definitive Global Securities

Bearer Securities.  The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form.  We will not deliver any bearer debt securities delivered in exchange for a portion of a definitive global debt security to any location in the United States.

U.S. Book-Entry Securities.  Debt securities of a series represented by a definitive global registered debt security and deposited with or on behalf of a depositary in the United States will be represented by a definitive global debt security registered in the name of the depositary or its nominee.  Upon the issuance of a global debt security and the deposit of the global debt security with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global debt security to the accounts of participating institutions that have accounts with the depositary or its nominee.  The accounts to be credited shall be designated by the underwriters or agents for the sale of U.S. book-entry debt securities or by our company, if these debt securities are offered and sold directly by our company.

Ownership of U.S. book-entry debt securities will be limited to participants or persons that may hold interests through participants.  In addition, ownership of U.S. book-entry debt securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee for the definitive global debt security or by participants or persons that hold through participants.

So long as the depositary or its nominee is the registered owner of a global debt security, that depositary or nominee, as the case may be, will be considered the sole owner or holder of the U.S. book-entry debt securities represented by that global debt security for all purposes under the indenture.  Payment of principal of, and premium and interest, if any, on, U.S. book-entry debt securities will be made to the depositary or its nominee as the registered owner or the holder of the global debt security representing the U.S. book-entry debt securities.  Owners of U.S. book-entry debt securities:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to receive physical delivery of the debt securities in definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

The laws of some jurisdictions require that purchasers of securities take physical delivery of securities in definitive form.  These laws impair the ability to purchase or transfer U.S. book-entry debt securities.

We expect that the depositary for U.S. book-entry debt securities of a series, upon receipt of any payment of principal of, or premium or interest, if any, on, the related definitive global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depositary.  We also expect that payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

Covenants of the Company

We may, without the consent of the holders of the debt securities, merge into or consolidate with any other person, or convey or transfer all or substantially all of our company’s properties and assets to another person provided that:

•	the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures; and

•	immediately after giving effect to the transaction, there is no default under the applicable indenture.

The remaining or acquiring person will be substituted for our company in the indentures with the same effect as if it had been an original party to the indenture.  A prospectus supplement will describe any other limitations on the ability of our company to merge into, consolidate with, or convey or transfer all or substantially all or our properties and assets to, another person.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any class or series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash and/or U.S. government obligations or foreign government securities, as the case may be, to pay all the principal, interest and any premium due to the stated maturity or redemption date of the debt securities and comply with the other conditions set forth in the applicable indenture.  The principal conditions that we must satisfy to discharge our obligations on any debt securities are (1) pay all other sums payable with respect to the applicable series of debt securities and (2) deliver to the trustee an officers’ certificate and an opinion of counsel which state that the required conditions have been satisfied.

Each indenture contains a provision that permits our company to elect to be discharged from all of our obligations with respect to any class or series of debt securities then outstanding.  However, even if we effect a legal defeasance, some of our obligations will continue, including obligations to:

•	maintain and apply money in the defeasance trust;

•	register the transfer or exchange of the debt securities;

•	replace mutilated, destroyed, lost or stolen debt securities; and

•	maintain a registrar and paying agent in respect of the debt securities.

Each indenture also permits our company to elect to be released from our obligations under specified covenants and from the consequences of an event of default resulting from a breach of those covenants.  To make either of the above elections, we must deposit in trust with the trustee cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars, and/or foreign government securities if the debt securities are denominated in a foreign currency, which through the payment of principal and interest under their terms will provide sufficient amounts, without reinvestment, to repay in full those debt securities.  As a condition to legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance and will be subject to U.S. federal income tax in the same amount and in the same manner and times as would have been the case if the deposit and defeasance had not occurred.  In the case of a legal defeasance only, the opinion of counsel must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law.

The indentures specify the types of U.S. government obligations and foreign government securities that we may deposit.

Events of Default, Notice and Waiver

Each indenture defines an event of default with respect to any class or series of debt securities as one or more of the following events:

•	failure to pay interest on any debt security of the class or series for 30 days when due;

•	failure to pay the principal or any premium on any debt securities of the class or series when due;

•	failure to make any sinking fund payment for 30 days when due;

•	failure to perform any other covenant in the debt securities of the series or in the applicable indenture with respect to debt securities of the series for 90 days after being given notice; and

•	occurrence of an event of bankruptcy, insolvency or reorganization set forth in the indenture.

An event of default for a particular class or series of debt securities does not necessarily constitute an event of default for any other class or series of debt securities issued under an indenture.

In the case of an event of default arising from events of bankruptcy or insolvency set forth in the indenture, all outstanding debt securities will become due and payable immediately without further action or notice.  If any other event of default as to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series may declare all the debt securities to be due and payable immediately.

The holders of a majority in aggregate principal amount of the debt securities then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of that series waive any existing default or event of default and its consequences under the applicable indenture except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities of that series.

Each indenture requires the trustee to, within 90 days after the occurrence of a default known to it with respect to any outstanding series of debt securities, give the holders of that class or series notice of the default if uncured or not waived.  However, the trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the trustee may not withhold this notice in the case of a payment default.  The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to debt securities of that series.

Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable security and indemnity.  Each indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee if the direction would not conflict with any rule of law or with the indenture.  However, the trustee may take any other action that it deems proper which is not inconsistent with any direction and may decline to follow any direction if it in good faith determines that the directed action would involve it in personal liability.

Each indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

Modification of the Indentures

We and the applicable trustee may modify an indenture without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect.

We and the applicable trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series.  However, without the consent of each affected holder, no modification may:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or rate of interest on any debt security;

•	change any place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	adversely affect the terms of any conversion right;

•	reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

•	change any of our obligations, with respect to outstanding debt securities of a series, to maintain an office or agency in the places and for the purposes specified in the indenture for the series; or

•
change the provisions in the indenture that relate to its modification or amendment other than to increase the percentage of outstanding debt securities of any series required to consent to any modification or waiver under the indenture.

Meetings

The indentures contain provisions for convening meetings of the holders of debt securities of a series.  A meeting may be called at any time by the trustee and also, upon request, by our company or the holders of at least 25% in principal amount of the outstanding debt securities of a series, in any case upon notice given in accordance with “Notices” below.  Persons holding a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting.  A meeting called by our company or the trustee that does not have a quorum may be adjourned for not less than 10 days.  If there is not a quorum at the adjourned meeting, the meeting may be further adjourned for not less than 10 days.  Any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, except for any consent which must be given by the holders of each debt security affected by the modifications or amendments of an indenture described above under “Modification of the Indentures.” However, a resolution with respect to any request, demand, authorization, direction, notice, consent, waiver, or other action which may be made, given, or taken by the holders of a specified percentage, which is equal to or less than a majority, in principal amount of outstanding debt securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series.  Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series and the related coupons.  The indentures provide that specified consents, waivers and other actions may be given by the holders of a specified percentage of outstanding debt securities of all series affected by the modification or amendment, acting as one class.  For purposes of these consents, waivers and actions, only the principal amount of outstanding debt securities of any series represented at a meeting at which a quorum is present and voting in favor of the action will be counted for purposes of calculating the aggregate principal amount of outstanding debt securities of all series affected by the modification or amendment favoring the action.

Notices

In most instances, notices to holders of bearer debt securities will be given by publication at least once in a daily newspaper in New York, New York and in London, England and in other cities as may be specified in the bearer debt securities and will be mailed to those persons whose names and addresses were previously filed with the applicable trustee, within the time prescribed for the giving of the notice.  Notice to holders of registered debt securities will be given by mail to the addresses of those holders as they appear in the security register.

Title

Title to any bearer debt securities and any related coupons will pass by delivery.  We, the trustee, and any agent of ours or the trustee may treat the holder of any bearer debt security or related coupon and, prior to due presentment for registration of transfer, the registered owner of any registered debt security as the absolute owner of that debt security for the purpose of making payment and for all other purposes, regardless of whether or not that debt security or coupon shall be overdue and notwithstanding any notice to the contrary.

Replacement of Securities Coupons

Debt securities or coupons that have been mutilated will be replaced by our company at the expense of the holder upon surrender of the mutilated debt security or coupon to the security registrar.  Debt securities or coupons that become destroyed, stolen, or lost will be replaced by our company at the expense of the holder upon delivery to the security registrar of evidence of its destruction, loss, or theft satisfactory to our company and the security registrar.  In the case of a destroyed, lost, or stolen debt security or coupon, the holder of the debt security or coupon may be required to provide reasonable security or indemnity to the trustee and our company before a replacement debt security will be issued.

Governing Law

The indentures, the debt securities, and the coupons will be governed by, and construed under, the laws of the State of New York without regard to the principles of conflicts of laws.

Concerning the Trustees

We may from time to time maintain lines of credit, and have other customary banking relationships, with any of the trustees.

Senior Debt Securities

The senior debt securities will rank equally with all of our company’s other unsecured and non-subordinated debt.

Certain Covenants in the Senior Indenture

The prospectus supplement relating to a series of senior debt securities will describe any material covenants in respect of that series of senior debt securities.

Subordinated Debt Securities

The subordinated debt securities will be unsecured.  The subordinated debt securities will be subordinate in right of payment to all senior indebtedness.  In addition, claims of creditors and preferred shareholders of our subsidiaries generally will have priority with respect to the assets and earnings of our subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness.  The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, and preferred shareholders of our subsidiaries, if any, with regard to the assets of our subsidiaries.  Creditors of our subsidiaries include trade creditors, secured creditors and creditors holding guarantees issued by our subsidiaries.

Unless otherwise specified in a prospectus supplement, senior indebtedness shall mean the principal of, premium, if any, and interest on, all indebtedness for money borrowed by our company and any deferrals, renewals, or extensions of any senior indebtedness.  Indebtedness for money borrowed by our company includes all indebtedness of another person for money borrowed that we guarantee, other than the subordinated debt securities, whether outstanding on the date of execution of the subordinated indenture or created, assumed or incurred after the date of the subordinated indenture.  However, senior indebtedness will not include any indebtedness that expressly states to have the same rank as the subordinated debt securities or to rank junior to the subordinated debt securities.  Senior indebtedness will also not include:

•	any of our obligations to our subsidiaries; and

•	any liability for federal, state, local or other taxes owed or owing by our company.

The senior debt securities constitute senior indebtedness under the subordinated indenture.  A prospectus supplement will describe the relative ranking among different series of subordinated debt securities.

Unless otherwise specified in a prospectus supplement, we may not make any payment on the subordinated debt securities and may not purchase, redeem, or retire any subordinated debt securities if any senior indebtedness is not paid when due or the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or the senior indebtedness has been paid in full.  We may, however, pay the subordinated debt securities without regard to these limitations if the subordinated trustee and our company receive written notice approving the payment from the representatives of the holders of senior indebtedness with respect to which either of the events set forth above has occurred and is continuing.  Unless otherwise specified in a prospectus supplement, during the continuance of any default with respect to any designated senior indebtedness under which its maturity may be accelerated immediately without further notice or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for 90 days after the receipt by the subordinated trustee of written notice of a default from the representatives of the holders of designated senior indebtedness.  If the holders of designated senior indebtedness or the representatives of those holders have not accelerated the maturity of the designated senior indebtedness at the end of the 90 day period, we may resume payments on the subordinated debt securities.  Only one notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to designated senior indebtedness during that period.

In the event that we pay or distribute our company’s assets to creditors upon a total or partial liquidation, dissolution or reorganization of our company or our company’s property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment.  Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness as their respective interests may appear.  However, holders of subordinated debt securities will be permitted to receive distributions of shares and debt securities subordinated to the senior indebtedness.  If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, the holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear.

If payment of the subordinated debt securities is accelerated because of an event of default, either we or the subordinated trustee will promptly notify the holders of senior indebtedness or the representatives of the holders of the acceleration.  We may not pay the subordinated debt securities until five business days after the holders or the representatives of the senior indebtedness receive notice of the acceleration.  Afterwards, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time.

As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities.  In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness.

The prospectus supplement relating to a series of subordinated debt securities will describe any material covenants in respect of any series of subordinated debt securities.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of common shares, without par value.  As of April 14, 2008, there were 160,975,757 common shares outstanding.

Dividend Rights

Holders of our common shares may receive dividends when, as and if declared by our board on the common shares, subject to the preferential dividend rights of any other classes or series of shares of our company.  In no event may a dividend be declared or paid on the common shares if payment of the dividend would cause the realizable value of our company’s assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights, which are then outstanding.

Voting and Other Rights

Holders of our common shares are entitled to one vote per share, and in general, all matters will be determined by a majority of votes cast.

Election of Directors

All of the directors serve from the date of election or appointment until the earlier of the next annual meeting of the company’s shareholders or the date on which their successors are elected or appointed in accordance with the provisions of our By-laws and Articles of Incorporation.  Directors are elected by a majority of votes cast.

Liquidation

In the event of any liquidation, dissolution or winding up of Apollo Gold, holders of the common shares have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any preferred shares or other securities that may then be outstanding.

Redemption

Apollo Gold common shares are not redeemable or convertible.

Other Provisions

All outstanding common shares are, and the common shares offered by this prospectus or obtainable on exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be, fully paid and non-assessable.

You should read the prospectus supplement relating to any offering of common shares, or of securities convertible, exchangeable or exercisable for common shares, for the terms of the offering, including the number of common shares offered, any initial offering price and market prices relating to the common shares.

This section is a summary and may not describe every aspect of our common shares that may be important to you.  We urge you to read our Articles of Incorporation, as amended, and our By-laws, because they, and not this description, define your rights as a holder of our common shares.  See “Where You Can Find More Information” for information on how to obtain copies of these documents.

CIBC Mellon Trust Company, 320 Bay Street, P.O. Box 1, Toronto, Ontario, Canada M5H 4A6, is the transfer agent and registrar for our common shares.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common shares or units consisting of any combination of the foregoing securities.  Each series of warrants will be issued under a separate warrant agreement.  The applicable prospectus supplement will describe the terms of the warrants offered, including but not limited to the following:

(1)	the number of warrants offered;
(2)	the price or prices at which the warrants will be issued;
(3)	the currency or currencies in which the prices of the warrants may be payable;
(4)	the securities for which the warrants are exercisable;
(5)	whether the warrants will be issued with any other securities and, if so, the amount and terms of these securities;
(6)	the amount of securities purchasable upon exercise of each warrant and the price at which and the currency or currencies in which the securities may be purchased upon such exercise;

(7)	the events or conditions under which the amount of securities may be subject to adjustment;
(8)	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
(9)	the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;
(10)	any material risk factors relating to such warrants;
(11)	if applicable, the identity of the warrant agent; and
(12)	any other terms of such warrants.

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.

Prospective purchasers of warrants should be aware that special United States federal income tax, accounting and other considerations may be applicable to instruments such as warrants.  The applicable prospectus supplement will describe such considerations, to the extent they are material, as they apply generally to purchasers of such warrants.

SELLING SHAREHOLDER

The following table sets forth, as of April 14, 2008:

•	The name of the selling shareholder;

•	The number of shares and the percentage of shares beneficially owned by the selling shareholder;

•	The maximum number of shares that may be offered by the selling shareholder;

•	The number of shares and the percentage of shares to be beneficially owned by the selling shareholder after the sale of all the shares.

The selling shareholder may offer and sell, from time to time, some or all of the shares covered by this prospectus.  The actual number of shares, if any, to be offered by the selling shareholder and the number of shares and the percentage of shares to be beneficially owned by the selling shareholder following such offering will be disclosed in an applicable prospectus supplement.  We have registered the shares covered by this prospectus for offer and sale by the selling shareholder so that those shares may be freely sold to the public by it.  Registration of the shares covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold.

	Shares Beneficially Owned (1)		Common Shares Offered Hereby	Shares Beneficially Owned After Sale of Common Shares Offered Hereby
Name and Address of Beneficial Owner	Number	Percentage (3)	Number	Number (2)	Percentage

St Andrew Goldfields Ltd. 1540 Cornwall Road Suite 212 Oakville, Ontario Canada L6J 7W5	28,675,000	17.8%	28,675,000	-0-	0%

(1) Pursuant to Rule 13d-3 of the Exchange Act, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including the right to acquire through the exercise of an option or warrant or through the conversion of a security.
(2) Assumes that all of the shares currently beneficially owned by the selling shareholder and registered hereunder are sold and the selling shareholder acquires no additional common shares before the completion of this offering.
(3) The percentage ownership for the selling shareholder is based on 160,975,757 common shares outstanding as of April 14, 2008.

PLAN OF DISTRIBUTION

We and the selling shareholder may offer the securities directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. We and the selling shareholder may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. We and the selling shareholder may offer securities in the same offering, or we and the selling shareholder may offer securities in separate offerings. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

the offeror(s) of the securities;

the terms of the securities to which the prospectus supplement relates;

the name or names of any underwriters;

the purchase price of the securities (if then known) and the proceeds to be received from the sale;

any underwriting discounts and other items constituting underwriters’ compensation; and

any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to the conditions precedent agreed to by the parties and the underwriters will be obligated to purchase all the securities of a class or series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Securities may be sold directly by our company or the selling shareholder or through agents designated by our company or the selling shareholder from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by our company or the selling shareholder to any agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We or the selling shareholder may authorize agents or underwriters to solicit offers by eligible institutions to purchase securities from our company or the selling shareholder at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be set forth in the applicable prospectus supplement.

Agents and underwriters may be entitled to indemnification by our company or the selling shareholder against some civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make relating to these liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, our company in the ordinary course of business.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

Each class or series of securities other than the common shares will be a new issue of securities with no established trading market.  Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice.  No assurance can be given as to the liquidity of the trading market for any securities.

LEGAL MATTERS

Lackowicz, Shier & Hoffman, Yukon Territory, Canada, has provided its opinion on the validity of the securities offered by this prospectus.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, Independent Registered Chartered Accountants, as stated in their report, which is incorporated herein by reference, which report expresses an unqualified opinion on the financial statements and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada - United States of America Reporting Differences referring to changes in accounting principles and substantial doubt on the Company's ability to continue as a going concern, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Our reserves at December 31, 2007 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, were prepared by us and audited by SRK Consulting (US), Inc. All information regarding reserves incorporated by reference herein is in reliance upon the authority of that form as experts in such matters.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus.  We have authorized no one to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

APOLLO GOLD CORPORATION

$100,000,000 Debt Securities, Common Shares and Warrants

28,675,000 Shares of Common Shares Offered by Selling Shareholder

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PROSPECTUS
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